Exhibit 10.1
EXECUTION VERSION
FIFTH AMENDED AND RESTATED SENIOR POST-PETITION CREDIT
AGREEMENT
Dated as of September 3, 2008
by and among
PORTOLA PACKAGING, INC.,
as debtor and debtor-in-possession,
as Borrower,
GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent and Collateral Agent,
THE LENDERS from time to time party hereto,
as Lenders
and
GE CAPITAL MARKETS GROUP, INC.,
as Syndication Agent

i

3.19 Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims	24
3.20 Payments	24
3.21 Certain Agreements	25

SECTION 4	25
4.1 Lease Limits	25
4.2 Financial Statements and Other Reports	26
4.3 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	30

SECTION 5	30
5.1 Disclosure	30
5.2 No Material Adverse Effect	31
5.3 No Conflict	31
5.4 Organization, Powers, Capitalization and Good Standing	31
5.5 Financial Statements	32
5.6 Title to Properties, Etc	32
5.7 Intellectual Property	32
5.8 Investigations, Audits, Etc	33
5.9 Employee Matters	33
5.10 Intentionally Omitted	33
5.11 Environmental Matters	33
5.12 Use of Proceeds; Margin Regulations	33
5.13 Approved Budget	34
5.14 Administrative Priority; Lien Priority	34

SECTION 6	35
6.1 Event of Default	35
6.2 Intentionally Omitted	41
6.3 Acceleration and other Remedies	41
6.4 Performance by Agent	41

SECTION 7	42
7.1 Conditions to Term Loans and Amendment and Restatement	42

SECTION 8	45
8.1 Assignments and Participations	45
8.2 Administrative Agent	47
8.3 Amendments, Consents and Waivers	52
8.4 Set Off and Sharing of Payments	52
8.5 Payment of Interest to Lenders; Return of Payments	52

SECTION 9	54
9.1 Indemnities	54
9.2 Amendments and Waivers	54
9.3 Notices	55
9.4 Failure or Indulgence Not Waiver; Remedies Cumulative	56
9.5 Marshalling; Payments Set Aside	56
9.6 Severability	56

ii

9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	56
9.8 Headings	56
9.9 Applicable Law	57
9.10 Successors and Assigns	57
9.11 No Fiduciary Relationship; Limited Liability	57
9.12 Construction	57
9.13 Confidentiality	57
9.14 CONSENT TO JURISDICTION	58
9.15 WAIVER OF JURY TRIAL	58
9.16 Survival of Warranties and Certain Agreements	58
9.17 Entire Agreement	59
9.18 Counterparts; Effectiveness	59
9.19 Judgment Currency	59
9.20 Collateral Agent and Administrative Agent as Party-in-Interest	59
9.21 Releases and Validation of Pre-Petition Indebtedness and Liens	60
9.22 Intercreditor Agreement	61

SECTION 10	61
10.1 Collateral	61
10.2 Administrative Priority	62
10.3 Grants, Rights and Remedies	62
10.4 No Filings Required	62
10.5 Survival	62

SECTION 11	63
11.1 Certain Defined Terms	63
11.2 Other Definitional Provisions	81

iii

FIFTH AMENDED AND RESTATED SENIOR POST-PETITION CREDIT
AGREEMENT
     This FIFTH AMENDED AND RESTATED SENIOR POST-PETITION CREDIT AGREEMENT (this “Agreement”) is dated as of September 3, 2008, and entered into by and among Portola Packaging, Inc., as a debtor and debtor-in-possession, a Delaware corporation (“Borrower”), the lenders that are or hereafter become parties to this Agreement as “Lenders” (as such term is defined in subsection 11.1 hereof), and General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each an “Agent”, and, collectively, the “Agents”) and amends and restates that certain Fourth Amended and Restated Credit Agreement, dated as of January 16, 2004 (the “Pre-Petition Loan Agreement”), by and among the Borrower, the financial institutions from time to time parties thereto, as lenders, GE Capital Markets Group, Inc., as syndication agent, and GE Capital, as Agent (as defined therein) (in such capacity, “Pre-Petition Agent”).
R E C I T A L S:
     WHEREAS, on August 27, 2008, the Borrower and certain of the Guarantors (as hereinafter defined) commenced cases (each, a “Chapter 11 Case”, and, collectively, the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court in the District of Delaware (the “Bankruptcy Court”), and the Borrower and such Guarantors (collectively, the “Debtor Loan Parties”) have each retained possession of its assets and is each authorized under the Bankruptcy Code to continue the operation of its business as debtor-in-possession;
     WHEREAS, the Borrower and the Lenders are parties to the Pre-Petition Loan Agreement and the Borrower has requested that the Lenders amend and restate the terms of the Pre-Petition Loan Agreement in the manner and on the terms hereinafter set forth; and
     WHEREAS, in connection with the amendment and restatement of the Pre-Petition Loan Agreement, the Borrower has requested the Lenders to make post-petition loans and advances to the Borrower consisting of a debtor-in-possession credit facility in an aggregate principal amount not to exceed $50,000,000 plus the Per Diem Amount, if any, at any time outstanding, and subject to the terms and conditions set forth herein, the Lenders are severally, and not jointly, willing to extend such credit to the Borrower under this Agreement.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agents agree that, subject to the terms and conditions hereof (including, without limitation, subsection 7.1), the Pre-Petition Loan Agreement shall be amended and restated to read in its entirety as follows:

SECTION 1.
AMOUNTS AND TERMS OF TERM LOANS
     1.1 Term Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:
          (A) Term Loans. Subject to the terms and conditions of this Agreement and subject to the Bankruptcy Court Orders, each Lender agrees to lend to Borrower on the Effective Date its Pro Rata Share of the Term Loan by advancing to Borrower the amounts set forth opposite the name of each Lender on Schedule 1.1(A) (the “Term Loans”). The aggregate principal balance of the Term Loans shall be repaid in full on the Final Maturity Date. Term Loans borrowed and prepaid or repaid may not be reborrowed. The proceeds of any Term Loan hereunder may be used only for the purposes set forth in subsection 5.12.
          (B) Notes. Upon request of Administrative Agent, Borrower shall execute and deliver to each Lender a Note to evidence the Term Loans, such Note to be in the principal amount of such Lender’s Pro Rata Share of the Term Loans. Whether or not any Note is issued, this Agreement is evidence of Borrower’s Obligations with respect to the Term Loans. In the event of an assignment under subsection 8.1, Borrower shall, upon surrender of the assigning Lender’s Notes, issue new Notes to reflect the interests of the assigning Lender and the Person to which interests are to be assigned.
          (C) Funding Authorization. The proceeds of the Term Loans made pursuant to this Agreement are to be funded by Administrative Agent by wire transfer to the account designated by Borrower below:

Bank:	Union Bank of California.
ABA No.:	122 000 496
Bank Address:	99 Almaden Blvd., Suite 200
San Jose, California 95113
Account No.:	6450-1-54944
Reference:	Portola Packaging, Inc.
Borrower shall provide Administrative Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.
     1.2 Interest and Related Fees.
          (A) Interest. From the Effective Date and the date the other Obligations become due, the Term Loans and the other Obligations shall bear interest by reference to the Index Rate at the applicable rates set forth below. The Term Loans and all other Obligations shall bear interest at the sum of the Index Rate plus the Index Rate Margin.
          (B) Computation of Interest and Related Fees. Interest on the Term Loans and other Obligations shall be calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues. Interest on the Term

Loans is payable in arrears on the first day of each calendar month commencing on September 1, 2008, and on the maturity of the Term Loans, whether by acceleration or otherwise.
          (C) Default Rate of Interest. At the election of Administrative Agent or Requisite Lenders, after the occurrence of an Event of Default and for so long as it continues, to the extent permitted by applicable law, the Term Loans and other Obligations shall bear interest at a rate that is two percent (2.0%) in excess of the rates otherwise payable under this Agreement.
          (D) Excess Interest. (a) Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and neither Administrative Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this subsection 1.2(D) shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Administrative Agent or any Lender may have received hereunder shall be, at Administrative Agent’s option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Administrative Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligation shall remain at the Maximum Rate until each Lender shall have received the amount of interest that such Lender would have received during such period on such Obligation had the rate of interest not been limited to the Maximum Rate during such period.
     1.3 Other Fees and Expenses.
          (A) Audit Fees. Borrower shall pay to Administrative Agent an audit fee equal to $900 per in-house auditor per day or any portion thereof, together with out-of-pocket expenses, or out-of-pocket costs (including fees and expenses) paid to third party auditors. Following the Effective Date and prior to a Default or an Event of Default, however, Administrative Agent shall be limited to one (1) such audit per country per fiscal year at Borrower’s expense.
          (B) Expenses, Legal and Attorneys Fees. Borrower agrees to promptly, and in any event within ten (10) days following demand therefor, pay all (i) fees, costs and expenses (including reasonable legal and attorneys’ fees and expenses and appraisal fees and expenses (the “Professional Fees”) incurred by the Agents and the Lenders in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents (including, without limitation, participation in the Chapter 11 Cases) including any amendments, modifications, consents and waivers; and (ii) out of pocket costs and expenses of the Agents and the Lenders acting in any capacity (including, without limitation, Professional Fees) in connection with the preservation, enforcement or protection of any of their rights and remedies under the Loan Documents or otherwise. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to indemnify, hold harmless and defend each Agent and each Lender from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed promptly upon demand by the Borrower. All fees, costs and expenses for which Borrower is responsible under this subsection 1.3(B) shall be deemed part of the Obligations when incurred, payable in accordance with the final two sentences of subsection 1.4 and secured by the Collateral.
     1.4 Payments. All payments by Borrower of the Obligations shall be made in US Dollars, in same day funds and delivered to the Agent, for the benefit of the Administrative Agent, Collateral Agent and Lenders, as applicable, by wire transfer to the following accounts or such other place within the United States as Administrative Agent may from time to time designate in writing:
ABA No. 021-001-033
Account Number 502-328-54
Bankers Trust Company
New York, New York
ACCOUNT NAME: GECC/CAF DEPOSITORY
Reference: GE Capital re Portola
Borrower shall receive credit on the day of receipt for funds received by Agent by 1:00 p.m. (Chicago, Illinois time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.
     1.5 Prepayments.
          (A) Voluntary Prepayments of Term Loans. At any time, Borrower may prepay the Term Loans, in whole or in part, without premium or penalty. Any such prepayment shall be accompanied by all accrued and unpaid interest on the amount prepaid.

          (B) Prepayments from Asset Disposition. Immediately upon receipt of any Net Proceeds in excess of $250,000 for any single transaction or series of related transactions, Borrower shall repay the Term Loans by an amount equal to the amount of such Net Proceeds. Any such prepayment shall be accompanied by all accrued and unpaid interest on the amount prepaid.
          (C) Prepayments from Issuance of Securities. Immediately upon the receipt by Borrower or any of its Restricted Subsidiaries of the proceeds of the issuance of capital stock or other equity securities (other than (1) proceeds of the issuance of capital stock or other equity securities by Borrower received on or before the Effective Date, (2) proceeds from the issuance of capital stock or other equity securities by Borrower to employees and directors of Borrower and (3) proceeds of the issuance of capital stock or other equity securities of Borrower which are contemporaneously applied to repurchase capital stock or other equity securities of Borrower from existing holder(s) thereof or which are held by Borrower in accordance with subsection 3.3(I) for the purpose of making Investments permitted under subsection 3.3(I)), Borrower shall repay the Term Loan in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable costs associated therewith. Any such prepayment shall be accompanied by all accrued and unpaid interest on the amount prepaid.
          (D) Amounts Prepaid May Not Be Reborrowed. Any amount prepaid pursuant to this subsection 1.5 may not be reborrowed.
     1.6 Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon termination of this Agreement. Until all Obligations have been fully paid and satisfied, Collateral Agent shall be entitled to retain the Liens in the Collateral granted under the Security Documents and the ability to exercise all rights and remedies available to Agents and Lenders under the Loan Documents and applicable laws.
     1.7 Loan Accounts. Administrative Agent will maintain separate loan account records for the Term Loans and all interest charges and payments thereof, (b) the charging and payment of all fees, costs and expenses relating to the Term Loans, and (c) all other debits and credits pursuant to this Agreement. The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to Lenders, provided that any failure by Administrative Agent to so record shall not limit or affect Borrower’s obligation to pay. During the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments and Borrower hereby irrevocably agrees that Administrative Agent and each Lender shall have the continuing exclusive right to thereafter apply payments in any manner it deems appropriate.
     1.8 Taxes.
          (A) No Deductions. Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on any Agent ’s or a Lender’s net income by the jurisdiction in which such Agent or such Lender is organized, resident or carrying on business. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder or under any Loan Document to any Lender or Agent , then (i) the sum payable hereunder or under any Loan Document shall be increased as may be necessary so that, after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this subsection 1.8), such Agent or Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.
          (B) Changes in Tax Laws. In the event that, subsequent to the Effective Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by any Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:
               (a) does or shall subject any Agent or any Lender to any tax of any kind whatsoever or causes the withdrawal or termination of a previously granted tax exemption with respect to this Agreement, the other Loan Documents or the Term Loans made hereunder, or change the basis of taxation of payments to such Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes or capital taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state, provincial or local taxing authorities with respect to interest or other fees payable hereunder or changes in the rate of tax on the overall net income of any such Agent or Lender); or
               (b) does or shall impose on any Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;
and the result of any of the foregoing is to increase the cost to any Agent or Lender of continuing the Term Loans hereunder, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to such Agent or Lender, upon its demand, any additional amounts necessary to compensate such Agent or Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by such Agent or Lender with respect to this Agreement or the other Loan Documents. If any Agent or Lender becomes entitled to claim any additional amounts pursuant to this subsection 1.8(B), it shall promptly notify Borrower of the event by reason of which such Agent or Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Agent or Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.
          (C) Withholding. Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made in US Dollars under this Agreement or under the Notes are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and each Agent (1) a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender’s entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a “Certificate of Exemption”) or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a “Letter of Non-Exemption”). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or any Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Administrative Agent. If a Foreign Lender is entitled to an exemption with respect to US Dollar payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Administrative Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Administrative Agent.
     1.9 Intentionally Omitted.
     1.10 Liability Unconditional.
     Borrower hereby agrees that it is jointly and severally liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agents and the Lenders by Borrower. Borrower agrees that its liability shall be absolute and unconditional, irrespective of, and unaffected by,
          (A) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which Borrower is or may become a party;
          (B) the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by any Agent or the Lenders with respect to any of the provisions thereof;
          (C) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by any Agent or any Lender in respect thereof (including the release of any such security);
          (D) the insolvency of Borrower; or
          (E) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being agreed by Borrower that its obligations as confirmed under this subsection 1.10 shall not be discharged until the payment and performance, in full, of the Obligations has occurred. Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel any Agent or any Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, Borrower. It is agreed among Borrower, Agents and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this subsection 1.10 and such waivers, each Lender would decline to enter into this Agreement.
SECTION 2.
AFFIRMATIVE COVENANTS
     Borrower covenants and agrees that until payment in full of all Obligations, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 2 applicable to such Person.
     2.1 Compliance With Laws and Contractual Obligations. Borrower will (a) comply with and will cause each of its Restricted Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or its Restricted Subsidiaries are now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of Borrower or such Restricted Subsidiary, as applicable, other than those laws, rules, regulations and orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and will cause each of its Subsidiaries to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by Borrower and its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This subsection 2.1 shall not preclude Borrower or any Restricted Subsidiary from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP or to the extent that such compliance or payment or any enforcement action is stayed as a result of the Chapter 11 Cases. Borrower represents and warrants that it (i) is in compliance and each of its Restricted Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above.
     “Contractual Obligations,” as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

     2.2 Maintenance of Properties; Insurance. Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Borrower and its Restricted Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, (a) public liability and property damage insurance with respect to its business and properties and the business and properties of its Restricted Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and (b) flood hazard insurance on each Mortgaged Property that is located in a “special flood hazard area” (as defined in 12 CFR §22.2(k)), in each case in amounts acceptable to Administrative Agent and will deliver evidence thereof to Administrative Agent. Borrower will maintain business interruption insurance providing coverage for a period of at least six months and in an amount not less than $30,000,000. Borrower shall cause Administrative Agent, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Administrative Agent, to be named as lender’s loss payee in the case of casualty insurance, additional insured in the case of all liability insurance and assignee in the case of all business interruption insurance, in each case for the benefit of Agents and Lenders, but without liability for any premiums. All insurance policies shall provide for at least thirty (30) days’ prior written notice to Administrative Agent of any cancellations or reduction of coverage and that Administrative Agent may act as attorney for Borrower and Borrower’s Restricted Subsidiaries in obtaining, and at any time an Event of Default has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower represents and warrants that it and each of its Restricted Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above. In the event Borrower fails to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrower’s expense to protect Administrative Agent’s interests in the Collateral. This insurance may, but need not, protect Borrower’s and its Restricted Subsidiaries’ interests. The coverage purchased by Administrative Agent may not pay any claim made by Borrower or its Restricted Subsidiaries or any claim that is made against Borrower or its Restricted Subsidiaries in connection with the Collateral. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The cost of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.
     2.3 Inspection. Borrower shall permit any authorized representatives of Administrative Agent to visit and inspect any of the properties of Borrower or any of its Restricted Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public or chartered accountants, as applicable, at such reasonable times during normal business hours and as often as may be reasonably requested. Representatives of each Lender will be permitted to accompany representatives of Administrative Agent during each visit, inspection and discussion referred to in the immediately preceding sentence.

     2.4 Organizational Existence. Except as otherwise permitted by subsection 3.6, Borrower will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.
     2.5 Further Assurances.
          (A) Subject to the terms of the Bankruptcy Court Orders (with respect to the Debtor Loan Parties), Borrower shall and shall cause each Loan Party to, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agents or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.
          (B) In the event any Loan Party acquires an interest in real property after the Effective Date, Borrower shall and shall cause each Loan Party to deliver to Collateral Agent a fully executed mortgage, deed of trust or hypothec, as applicable, over such real property in form and substance satisfactory to Collateral Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be required by Collateral Agent and are consistent with requirements imposed with respect to real property interests of such Loan Parties at the Effective Date.
          (C) Borrower shall cause each Person, upon its becoming a Restricted Subsidiary of Borrower, promptly to guaranty the Obligations and to grant to Collateral Agent, for the benefit of Agents and Lenders, a Lien in the real, personal and mixed property of such Person to secure the Obligations. In addition, all of the capital stock of such Restricted Subsidiary shall be pledged to Collateral Agent, for the benefit of Agents and Lenders. The documentation for such guaranty and security shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Collateral Agent.
          (D) The assurances contemplated by this Section 2.5 shall be given under applicable non-bankruptcy law (to the extent not inconsistent with the Bankruptcy Code and the Bankruptcy Court Orders) as well as the Bankruptcy Code, it being the intention of the parties that the Collateral Agent may request assurances under applicable non-bankruptcy law, and such request shall be complied with (if otherwise made in good faith by the Collateral Agent and to the extent not inconsistent with the Bankruptcy Code and the Bankruptcy Court Orders) whether or not the Bankruptcy Court Orders are in force and whether or not dismissal of any of the Chapter 11 Cases or any other action by the Bankruptcy Court is imminent, likely or threatened.
     2.6 Holding Company. In the event that a majority of Borrower’s outstanding capital stock shall at any time be owned by a corporation or other entity (other than an individual) (a “Holding Company”), Borrower shall cause such Holding Company to guaranty the Obligations, to pledge to the Collateral Agent, for the benefit of Agents and the Lenders, all of the capital stock of Borrower owned by such Holding Company, and to grant to Collateral Agent, for the benefit of Agents and the Lenders, a Lien in all of such Holding Company’s assets. In addition, if any holding company is formed or acquired for the purpose of owning the stock of Borrower’s Restricted Subsidiaries, Borrower shall cause such holding company to guaranty the Obligations and to pledge to the Collateral Agent, for the benefit of Agents and the Lenders, all of the capital stock of such Restricted Subsidiaries.
     2.7 Environmental Matters. Borrower shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Administrative Agent promptly after Borrower, any of its Subsidiaries or any other Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to Borrower or its Subsidiaries in excess of $50,000; and (d) promptly forward to Administrative Agent a copy of any order, notice, request for information or any communication or report received by Borrower, any of its Subsidiaries or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $50,000, in each case whether or not the Environmental Protection Agency or any governmental authority has taken or threatened any action in connection with any such violation, Release or other matter. If Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by Borrower or any of its Subsidiaries or any other Person under the control of Borrower or any of its Subsidiaries or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then Borrower and its Subsidiaries shall, upon Administrative Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Administrative Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Administrative Agent and shall be in form and substance reasonably acceptable to Administrative Agent, and (ii) permit Administrative Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Administrative Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Administrative Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder. Without limiting the generality of the foregoing, Borrower will cause Tech Industries to report, to the extent required by and in accordance with the requirements of the Rhode Island Department of Environmental Management, elevated arsenic and TPH in ground water at Tech Industries’ facilities in Woonsocket, Rhode Island.
     2.8 Compliance with Restructuring Support Agreement. The Borrower shall comply at all times with the provisions of the Restructuring Support Agreement.

     2.9 New Subsidiaries. From and after the Effective Date, in connection with the acquisition of the Capital Stock of a Person that becomes a Subsidiary of the Borrower or the formation of a new Subsidiary of the Borrower, the Borrower shall cause such Person to guaranty the payment and performance of the Obligations when due and to grant to the Collateral Agent for the benefit of Agents and the Lenders as security therefor a security interest in and to and Lien on all of the property, assets or interests in property or assets of such Person and, in furtherance thereof, shall cause such Person to enter into a security agreement substantially similar to the Security Agreements, a guaranty substantially similar to the Guaranties and such additional security documents or instruments, together with such certificates, resolutions, opinions and the like, as may be requested by the Agents in their reasonable discretion.
     2.10 Post-Closing Obligations. The Borrower shall deliver to the Administrative Agent each of the agreements, certificates, instruments, approvals and other documents set forth on Schedule 2.10 on or before the respective dates specified on such Schedule 2.10 in respect thereof.
SECTION 3.
NEGATIVE COVENANTS
     Borrower covenants and agrees that until payment in full of all Obligations, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 3 applicable to such Person.
     3.1 Indebtedness. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation) except:
          (A) the Obligations;
          (B) intercompany Indebtedness arising from loans made by Borrower to its Restricted Subsidiaries that are Loan Parties in the ordinary course of business; provided, however, that upon the request of Administrative Agent at any time, such Indebtedness owing by any Restricted Subsidiary that is a Loan Party shall be evidenced by promissory notes having terms reasonably satisfactory to Administrative Agent, the sole originally executed counterparts of which shall be pledged and delivered to Collateral Agent, for the benefit of Agents and Lenders, as security for the Obligations;
          (C) Indebtedness evidenced by (i) the Senior Notes and any guaranties thereof in an aggregate outstanding principal amount not to exceed $180,000,000, together with interest accrued thereon, (ii) the Junior Secured Debt, if any, and the Junior DIP Debt, in each case in an aggregate outstanding principal amount not to exceed the amount permitted under the Intercreditor Agreement;
          (D) Indebtedness incurred after January 16, 2004, not to exceed $8,000,000 (or the equivalent thereof in another currency) in the aggregate for Borrower and its Restricted

Subsidiaries on a Consolidated basis at any time outstanding secured by purchase money Liens that are Permitted Encumbrances or incurred with respect to capital leases;
          (E) unsecured Indebtedness incurred after January 16, 2004, not to exceed $1,500,000 (or the equivalent thereof in another currency) in the aggregate at any time outstanding which is subordinated to the Obligations in a manner satisfactory to Administrative Agent and Requisite Lenders;
          (F) Indebtedness outstanding at the Effective Date and shown on Schedule 3.1;
          (G) Intentionally Omitted;
          (H) intercompany Indebtedness arising from loans made by Subsidiaries to Borrower and its Restricted Subsidiaries; provided, however, that such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to Administrative Agent and all such Indebtedness shall be subordinated to the Obligations in a manner satisfactory to Administrative Agent; and
          (I) Indebtedness of Borrower or any of its Restricted Subsidiaries under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into in the ordinary course of business and designed to alter the risks arising from fluctuations in currency values not to exceed $15,000,000 in the aggregate at any time outstanding, in each case whether contingent or matured, so long as such agreement is not speculative and has been approved by Administrative Agent (such approval not to be unreasonably withheld).
     Each of the classifications of Indebtedness permitted to be incurred pursuant to subparts (A) through (I) hereof shall be deemed to be separate and independent of the other classifications and, in the event any such Indebtedness meets the criteria of more than one of the classifications of Indebtedness described in subparts (A) through (I) permitted to be incurred thereunder, Borrower will only be required to include the amount and type of such Indebtedness in one of such classifications.
     3.2 Liens and Related Matters.
          (A) No Liens. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to (i) create, incur, assume or permit to exist any Lien on or with respect to any property or asset of Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances or (ii) create, incur, assume or permit to exist any Lien on Collateral having a priority superior to, or pari passu with, the Lien in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, in respect of the Collateral, except for Permitted Priority Liens.
     “Permitted Encumbrances” means the following:

               (1) Liens (other than any Lien relating to Environmental Claims or imposed by ERISA or any rule or regulation promulgated thereunder) for taxes, assessments or other governmental charges not yet due and payable;
               (2) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being diligently contested in good faith in a manner which stays enforcement of such Liens, provided that appropriate provisions shall have been established therefor in accordance with GAAP or as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court;
               (3) Liens (other than any Lien relating to Environmental Claims or imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
               (4) deposits, in an aggregate amount for Borrower and its Restricted Subsidiaries on a Consolidated basis at any time not to exceed $750,000 (or the equivalent thereof in another currency), made in the ordinary course of business to secure liability to insurance carriers and utility service carriers;
               (5) Liens for purchase money obligations; provided that: (a) the Indebtedness secured by any such Lien is permitted under subsection 3.1; (b) any such Lien encumbers only the asset so purchased; and (c) the Indebtedness secured by such Lien is incurred within ninety (90) days after the purchase of such asset;
               (6) any attachment or judgment Lien not constituting an Event of Default under subsection 6.1(J);
               (7) easements, rights of way, zoning restrictions, licenses and other similar charges or encumbrances affecting the use of real property and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries;
               (8) any interest or title of a lessor or sublessor under any lease permitted by subsection 4.1;
               (9) Liens in favor of Collateral Agent, for the benefit of Agents and Lenders;
               (10) Liens existing on the date hereof and renewals and extensions thereof, which Liens are set forth on Schedule 3.2(A)(10) hereto;

               (11) to the extent permitted pursuant to orders entered by the Bankruptcy Court, Liens arising from filing UCC or PPSA financing statements regarding leases permitted by this Agreement;
               (12) Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of Unrestricted Subsidiaries that is permitted hereunder;
               (13) Liens on assets of Unrestricted Subsidiaries securing Indebtedness of Unrestricted Subsidiaries that is permitted hereunder;
               (14) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;
               (15) Liens securing the Junior Secured Debt, if any;
               (16) Liens securing the Junior DIP Debt; and
               (17) any other Lien not expressly permitted by clauses (1) through (16) above, so long as such other Liens do not secure claims exceeding $2,000,000 in the aggregate at any time outstanding.
     Each of the classifications of Permitted Encumbrances permitted to be incurred pursuant to subparts (1) through (16) hereof shall be deemed to be separate and independent of the other classifications and, in the event any such Permitted Encumbrance meets the criteria of more than one of the classifications of Permitted Encumbrances described in subparts (1) through (16) permitted to be incurred hereunder, Borrower will only be required to include the amount and type of such Permitted Encumbrance in one of such classifications; provided that notwithstanding anything to the contrary contained in this Agreement or any other Loan Document (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Encumbrance), nothing herein and no approval by the Lenders of any Lien or Permitted Encumbrance (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by any Agent or any Lender of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favor of any Lien or Permitted Encumbrance or any holder of any Lien or Permitted Encumbrance.
     “Permitted Priority Liens” means (i) the valid, enforceable, properly perfected and non-avoidable Liens in existence immediately prior to the Filing Date (other than any Liens securing the Pre-Petition Facility but including statutory liens that are not avoidable under Section 545 of the Bankruptcy Code) as are reasonably acceptable to the Lenders, including without limitation the Liens set forth on Annex II hereto and (ii) GECC Post-Petition Liens and GECC Adequate Protection Liens (each as defined in the Interim Financing Order).
          (B) No Prior Liabilities or Obligations. Borrower will not and will not permit any of Subsidiary which is a debtor in the Chapter 11 Cases directly or indirectly to create, incur, assume or permit to exist any liability or obligation superior to, or pari passu with, the priority of the administrative claims of the Agents and the Lenders in respect of the Obligations except as otherwise provided in the Interim Financing Order or subsection 10.2 of this Agreement.

          (C) No Negative Pledges. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to enter into or assume any agreement (other than the Loan Documents and other than as provided in the Senior Note Documents as in effect on the Effective Date, the Junior Secured Debt, if any, and the Junior DIP Debt Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.
          (D) No Restrictions on Restricted Subsidiary Distributions to the Borrower. Except as provided herein or under the Senior Note Indenture or Junior DIP Credit Agreement, Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to: (1) pay dividends or make any other distribution on any of such Restricted Subsidiary’s capital stock owned by Borrower or any other Restricted Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Restricted Subsidiary; (3) make loans or advances to Borrower or any other Restricted Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Restricted Subsidiary.
     3.3 Investments. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to make or own any Investment, except:
          (A) Borrower and its Restricted Subsidiaries may make and own Investments in Cash Equivalents; provided that such Cash Equivalents are not subject to setoff rights;
          (B) Borrower may make intercompany loans to its Restricted Subsidiaries that are Loan Parties to the extent permitted under subsection 3.1(B), and Borrower’s Restricted Subsidiaries may make intercompany loans to Borrower and its Restricted Subsidiaries that are Loan Parties to the extent permitted under subsection 3.1(H);
          (C) Loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 to any individual employee and, when aggregated with the outstanding principal amount of the loan to Jack L. Watts described on Subschedule 7.4, $2,000,000 in the aggregate for Borrower and all of its Restricted Subsidiaries at any time outstanding;
          (D) Investments existing on the Effective Date and set forth in Subschedule 7.4 and extensions and renewals thereof, including promotional loans of equipment to customers pursuant to the terms of subsection 3.7(c);
          (E) Investments received in exchange for settlement of claims with Account debtors;
          (F) Investments received in exchange for any other permitted Investment in conjunction with or as a result of any bankruptcy or insolvency proceeding, reorganization or recapitalization of the issuer of such other Investment or as a result of a foreclosure with respect to any secured permitted Investment or other transfer of title with respect to any secured permitted Investment in default;

          (G) Investments (including intercompany loans) made after January 16, 2004, in Unrestricted Subsidiaries and Restricted Subsidiaries which are not Loan Parties; provided, however, that no single Investment (or series of related Investments) made in any such Subsidiary shall exceed $5,000,000 and the aggregate amount of all such Investments shall not exceed $10,000,000 outstanding at any time (measured by the fair market value of such Investment as of the date made); provided further, that the aggregate amount of all such Investments in each of Asesoria Maxima, S.A. de C.V. or Tech Industries U.K. Ltd. shall not exceed $25,000 outstanding at any time;
          (H) Investments made after January 16, 2004, in any of the Mexican Restricted Subsidiary, Portola GmbH, or Portola s.r.o., or in joint ventures with Greiner AG or its affiliates, not to exceed $11,000,000 in the aggregate amount at any one time outstanding (measured by the fair market value of such Investment as of the date made);
          (I) Investments made after January 16, 2004, in Persons, including Subsidiaries, principally engaged in similar lines of business to that of Borrower or Borrower’s existing Restricted Subsidiaries that are Loan Parties as of the Effective Date (including the packaging or product integrity business) not to exceed the sum of (1) $10,000,000 plus (2) the aggregate net cash proceeds from the issuance of capital stock or other equity securities of Borrower after January 16, 2004, which are contributed as additional paid-in capital to Borrower and are at all times prior to the making of any such Investment held by Borrower in a segregated account and not co-mingled with any other funds of Borrower or its Subsidiaries (less all of such net cash proceeds used or otherwise segregated to repurchase Senior Notes or capital stock or other equity securities of Borrower or applied for other purposes) in aggregate amount at any one time outstanding (measured by the fair market value of such Investment as of the date made); provided, that no such Investment shall be made following November 24, 2004 unless Fixed Charge Coverage exceeds 1.20 to 1.00 as of the most recently ended fiscal quarter for which information is then available; and
          (J) currency hedging agreements entered into in compliance with subsection 3.1(I).
     Each of the classifications of Investments permitted to be made pursuant to subparts (A) through (J) hereof shall be deemed to be separate and independent of the other classifications and, in the event any such Investment meets the criteria of more than one of the classifications of Investments described in subparts (A) through (J) permitted to be made thereunder, Borrower will only be required to include the amount and type of such Investment in one of such classifications.
     For purposes of calculating the aggregate amount of Investments permitted to be outstanding at any one time pursuant to clauses (G), (H) and (I), (i) to the extent the consideration for any such Investment consists of Equity Interests (other than Disqualified Stock) of Borrower, the value of the Equity Interests so issued will be ignored in determining the amount of such Investment, (ii) the aggregate amount of such Investments made by Borrower and its Restricted Subsidiaries will be decreased (but not below zero) by an amount equal to the cash return of capital to Borrower or a Restricted Subsidiary with respect to such an Investment that is sold for cash or otherwise liquidated or repaid for cash (less, in each case, the cost of disposition, including applicable taxes, if any), provided, however, that in no event shall the aggregate amount of such Investments so permitted be increased above the amounts specified in such clauses (G), (H) and (I), and (iii) in the case of an Investment made by issuing letters of credit (or reimbursement agreements in respect thereof), the aggregate amount of such Investments will be decreased by the amount remaining unpaid thereunder upon termination of Borrower’s obligations thereunder.
     “Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Restricted Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities of, or ownership interest in, any other Person; and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Restricted Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. The term “Investment” shall not include any guaranty of the Senior Notes or the Junior DIP Debt by any of Borrower’s Subsidiaries.
     “Cash Equivalents” means, in each case with respect to the Debtor Loan Parties, as permitted by Section 345 of the Bankruptcy Code or pursuant to orders entered by the Bankruptcy Court: (i) marketable direct obligations issued or unconditionally guarantied by the United States, the United Kingdom or Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States, the United Kingdom, Canada, the European Central Bank or any National Central Bank of an EU member state, in each case maturing within one (1) year from the date of acquisition thereof; (ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Ratings Group or at least P-1 from Moody’s Investors Service, Inc.; (iii) (a) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any Schedule I Bank organized under the laws of Canada having combined capital and surplus of not less than $500,000,000 or (b) certificates of deposit issued in London, England, and maturing within one (1) year from the date of issuance thereof issued by an authorized institution under the Banking Act 1987 with ratings of at least A-1 from Standard & Poor’s Ratings Group or at least P-1 from Moody’s Investors Service, Inc. or at least A-1 from Fitch IBCA, Inc.; (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation or the Canadian Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower’s deposits at such institution; and (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation which invest substantially all of such funds’ assets in investments satisfying the requirements of clauses (i) through (iv) above.

     3.4 Contingent Obligations. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to create or become or be liable with respect to any Contingent Obligation except:
          (A) [reserved];
          (B) guaranties of the Obligations and of the Senior Notes and the Junior DIP Debt and the Junior Secured Debt, if any;
          (C) Contingent Obligations of Borrower and the Restricted Subsidiaries under the Loan Documents;
          (D) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;
          (E) those existing on the Effective Date and described in Schedule 3.4 annexed hereto;
          (F) those arising under indemnity agreements to title insurers to cause such title insurers to issue to Administrative Agent mortgagee title insurance policies;
          (G) those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions;
          (H) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $500,000 (or the equivalent thereof in another currency) in aggregate liability;
          (I) those incurred after January 16, 2004, with respect to Indebtedness permitted by subsection 3.1 so long as such Contingent Obligations incurred after January 16, 2004, in the aggregate at any time outstanding, do not exceed $2,500,000 (or the equivalent thereof in another currency);
          (J) Contingent Obligations under Interest Rate Agreements with respect to the Term Loans approved by Administrative Agent in its sole discretion;
          (K) Contingent Obligations consisting of customary indemnification obligations in favor of officers and directors of Borrower and its Restricted Subsidiaries in connection with the performance of their duties for Borrower and its Restricted Subsidiaries to the extent permitted under applicable corporate law;
          (L) Contingent Obligations consisting of Investments permitted pursuant to subsection 3.3; and
          (M) any other Contingent Obligation not expressly permitted by clauses (A) through (L) above and incurred after January 16, 2004, so long as any such other Contingent

Obligations, in the aggregate at any time outstanding, do not exceed $10,000,000 (or the equivalent thereof in another currency).
     Each of the classifications of Contingent Obligations permitted to be incurred pursuant to subparts (A) through (M) hereof shall be deemed to be separate and independent of the other classifications and, in the event of any such Contingent Obligation meets the criteria of more than one of the classifications of Contingent Obligations described in subparts (A) through (M) permitted to be incurred hereunder, Borrower will only be required to include the amount and type of such Contingent Obligations in one of such classifications.
     “Contingent Obligation”, as applied to any Person, means any direct or indirect liability of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (v) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.
     3.5 Restricted Junior Payments. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that Restricted Subsidiaries of Borrower may make Restricted Junior Payments to Borrower.
     “Restricted Junior Payment” means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Restricted Subsidiaries now or hereafter outstanding; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations; and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Restricted Subsidiaries now or hereafter outstanding.

     3.6 Restriction on Fundamental Changes. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to: (a) amend, modify or waive any term or provision of its organizational documents, including, without limitation, its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement unless required by law; (b) enter into any transaction of merger, amalgamation or consolidation except, upon not less than five (5) Business Days’ prior written notice to Administrative Agent, any wholly-owned Restricted Subsidiary of Borrower may be merged or amalgamated with or into Borrower (provided that Borrower is the surviving entity) or any other wholly-owned Restricted Subsidiary of Borrower that is a Loan Party; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person, except in connection with an Investment under subsection 3.3(I).
     3.7 Disposal of Assets or Subsidiary Stock. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, or the capital stock of or other equity interests in any of its Restricted Subsidiaries, whether now owned or hereafter acquired, except for (a) bona fide sales of inventory to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business; (b) Asset Dispositions if all of the following conditions are met: (i) (A) in the case of Asset Dispositions involving assets deemed by Borrower to be no longer useful in the business, the market value of such assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $500,000 (or the equivalent thereof in another currency) and the aggregate market value of such assets sold or otherwise disposed of by Borrower and its Restricted Subsidiaries in any fiscal year of Borrower does not exceed $2,500,000 (or the equivalent thereof in another currency) and (B) in the case of Asset Dispositions involving other assets, the market value of such assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $1,000,000 (or the equivalent thereof in another currency) and the aggregate market value of such assets sold or otherwise disposed of by Borrower and its Restricted Subsidiaries in any fiscal year of Borrower does not exceed $5,000,000 (or the equivalent thereof in another currency); (ii) the consideration received is at least equal to the fair market value of such assets; (iii) at least eighty percent (80%) of the consideration received is cash (exclusive of non-cash consideration received in the form of promissory notes in an aggregate amount not in excess of $3,000,000 during the term of this Agreement); (iv) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in Section 4 recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement; and (v) no Default or Event of Default then exists or would result from such Asset Disposition; (c) loans and leases of equipment in the ordinary course of business of Borrower, provided that the aggregate value of all such equipment that is loaned during any fiscal year of Borrower shall not exceed one and one-fifth percent (1.2%) of Borrower’s total annual sales revenues for the immediately preceding fiscal year; and (d) any Restricted Subsidiary may convey all or any portion of its property and assets to Borrower or to any Restricted Subsidiary that is a Loan Party. In the event that Borrower or any Restricted Subsidiary makes an Asset Disposition that, but for the operation of this sentence, would result in Borrower’s being obligated to make an Asset Sale Offer (as defined in the Senior Note Indenture), then immediately following such Asset Disposition, the Net Proceeds of such Asset Disposition shall be applied in prepayment of the Term Loans.
     3.8 Transactions with Affiliates. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Loan Party, except (a) as set forth on Schedule 3.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower or any of its Restricted Subsidiaries and upon fair and reasonable terms which are fully disclosed to Administrative Agent and are no less favorable to Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) intercompany Indebtedness permitted pursuant to subsection 3.1, (d) Investments permitted pursuant to subsection 3.3, (e) Restricted Junior Payments permitted pursuant to subsection 3.5, (f) payment of reasonable compensation to officers and employees for services actually rendered to Borrower or such Restricted Subsidiary and (g) payment of director’s fees for board and committee service not to exceed $500,000 (or the equivalent thereof in another currency) in the aggregate for any fiscal year of Borrower; provided, however, that any employment, stock option, stock purchase or stock grant agreement entered into by Borrower or any of its Restricted Subsidiaries with directors, officers and employees in the ordinary course of business and consistent with the past practice of Borrower or such Restricted Subsidiaries shall not be deemed a transaction with an Affiliate. Notwithstanding the foregoing, unless otherwise approved by Requisite Lenders, no payments may be made with respect to any items set forth as subparts 4, 5, 7 and 11 under the heading “Portola Packaging, Inc.” on Schedule 3.8 after the occurrence and during the continuation of a Default or Event of Default or if a Default or Event of Default would result therefrom.
     3.9 Conduct of Business. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to engage in any business other than businesses of the type described on Schedule 3.9.
     3.10 Changes Relating to Indebtedness. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to change or amend the terms of any of (1) its Indebtedness permitted by subsections 3.1 (C) (excluding the Junior DIP Debt) or (F) if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on or principal amount of such Indebtedness (excluding intercompany Indebtedness which is shown on Schedule 3.1 and otherwise permitted under subsection 3.1(B)); (c) change any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (d) change the prepayment provisions of such Indebtedness; (e) change the subordination provisions thereof, if any (or the subordination terms of any guaranty thereof, if any); or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower, any of its Restricted Subsidiaries or Lenders, or (2) the Junior DIP Debt, except as permitted under the Intercreditor Agreement. Borrower will not and will not permit any of its Restricted Subsidiaries to voluntarily prepay any Senior Notes or Junior DIP Debt. Borrower will not designate any debt facility as a “Credit Facility” under the Senior Notes Indenture other than this

Agreement, the Junior DIP Credit Agreement and the “Prepetition First Lien Loan Agreement” (as defined in the Intercreditor Agreement).
     3.11 Fiscal Year. Borrower will not and will not permit any of its Restricted Subsidiaries to change their fiscal year.
     3.12 Intentionally Omitted.
     3.13 Subsidiaries. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to establish, create or acquire any new Subsidiary not listed on subschedule 7.7 except in connection with an Investment permitted under subsection 3.3, and provided that upon Collateral Agent’s request, Borrower shall pledge to Collateral Agent, for the benefit of Agents and Lenders, all of Borrower’s right, title and interest in and to the capital stock of each such Subsidiary that is a Restricted Subsidiary and shall cause each such Subsidiary that is a Restricted Subsidiary to guaranty the Obligations and to grant to Collateral Agent, for the benefit of Agents and Lenders, a Lien in all of its assets.
     3.14 Bank Accounts. Borrower will not and will not permit any of its Restricted Subsidiaries that are Loan Parties to establish any new bank accounts without prior written notice to Administrative Agent and unless Administrative Agent, Borrower or such Restricted Subsidiary and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Collateral Agent in such bank account and agrees to limit its set-off rights on terms satisfactory to Collateral Agent.
     3.15 Applications under CCAA. Borrower acknowledges that its business and financial relationships with Agents and Lenders are unique from its relationship with any other of its creditors. Borrower agrees that it shall not and shall not permit any of its Restricted Subsidiaries to file any plan of arrangement under the CCAA (“CCAA Plan”) which provides for, or would permit directly or indirectly, any Agent or any Lender to be classified with any other creditor of such Borrower for purposes of such CCAA Plan or otherwise.
     “CCAA” means the Companies’ Creditors Arrangement Act (Canada), as the same now exists or may from time to time hereafter be amended, modified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.
     3.16 Inactive Subsidiaries. Borrower will not and will not permit any of its Restricted Subsidiaries to make any Investment in or transfer any properties to any of the Inactive Subsidiaries (except for Investments in Tech Industries U.K. Ltd. permitted in subsection 3.3(G)). Borrower shall not permit any of the Inactive Subsidiaries to have any assets or liabilities.
     3.17 Press Release; Public Offering Materials. The Borrower agrees that neither it nor its Affiliates will make any public filing, announcement or other disclosure of the Facility or this Agreement or the other Loan Documents without giving the Lenders at least two (2) Business Days’ prior notice thereof, which notice shall include a copy of the proposed filing, announcement or other disclosure; provided, however, that the Borrower shall not be obligated to provide such prior notice of any such disclosure contained in court filings made by the Borrower so long as the Borrower shall have given such notice to the Lenders as soon as practicable before or, if prior notice is impracticable, after such filing. In addition, the Borrower will not name or otherwise disclose the identity of any Lender or any Affiliate of any Lender in any such filing, announcement or disclosure, unless contained in a court filing made by the Borrower in the Chapter 11 Cases or otherwise required under applicable law or rules promulgated by the Securities and Exchange Commission and then, in any event, such Loan Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure, without the prior written consent of such Lender, which consent is in the sole discretion of such Lender.
     3.18 Hazardous Materials. Borrower shall not and shall not cause or permit its Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by Borrower or any of its Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.
     3.19 Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims. Borrower shall not and shall not cause or permit its Subsidiaries to:
          (A) at any time, file (or, if filed by a Person other than the Borrower, fail to contest in good faith) any pleading, motion, application or any other papers and documents in any of the Chapter 11 Cases seeking or consenting to any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders, except for modifications and amendments consented to by the Requisite Lenders in writing, which consent may be withheld in the Requisite Lenders’ sole discretion;
          (B) at any time, file (or, if filed by a Person other than the Borrower, fail to contest in good faith) any pleading, motion, application or any other papers and documents in any of the Chapter 11 Cases seeking or consenting to create, incur, assume or permit to exist any liability or obligation superior to, or pari passu with, the priority of the administrative claims of the Agents and the Lenders in respect of the Obligations, except as otherwise provided in the Interim Financing Order or subsection 10.2 of this Agreement; and
          (C) pay any administrative expense claims except (i) GECC Superpriority Claim and GECC Adequate Protection Priority Claims, (ii) only upon the occurrence and continuance of an Event of Default, payments pursuant to clause “first” of the definition of the term “Agreed Administrative Expense Priorities”, (iii) Obligations due and payable hereunder, and (iv) other allowed administrative expense claims arising in the ordinary course of business of the Borrower or the Chapter 11 Cases, in each case to the extent and having the order of priority set forth in the Agreed Administrative Expense Priorities.
     3.20 Payments. Borrower shall not and shall not cause or permit its Subsidiaries to make any payment of principal or interest or otherwise on account of any trade payable or other indebtedness or liability incurred prior to the Effective Date other than in accordance with the

Approved Budget (with respect to the Borrower and its Subsidiaries) and the Bankruptcy Court Orders (with respect to the Debtor Loan Parties), provided that such payments may be made: (i) to the holders of, or in respect of, wage, salary, commission, employee benefit and other employee compensation obligations (including expense reimbursements) which arose prior to the Effective Date; (ii) to landlords in connection with the assumption of unexpired leases under Section 365 of the Bankruptcy Code; (iii) to lessors and non-debtor parties to executory contracts in connection with the assumption of such leases and contracts under Section 365 of the Bankruptcy Code; (iv) in respect of workers’ compensation benefits and liability and property insurance policies of the Borrower; (v) in respect of payroll taxes, sales and use taxes, garnishment payments or other trust fund disbursements in accordance with past practice of the Borrower; and (vi) to the holders of Permitted Priority Liens, the proceeds of the assets subject to such Permitted Priority Liens in connection with the sale of such assets, in each case, after prior written notice of such payment has been given by the Borrower to the Agents and Lenders and subject to approval of the Bankruptcy Court
     3.21 Certain Agreements. Except to the extent otherwise permitted by the Intercreditor Agreement, agree to any amendment or other change to or waiver of any of its rights under any material Contractual Obligations of the Borrower that could reasonably be expected to result in a Material Adverse Effect.
     3.22 Reclamation and Section 503(b)(9) Claims. Borrower will not and will not permit any of its Restricted Subsidiaries (x) to enter into any agreement to return any inventory to any creditor for application against any pre-Filing Date indebtedness, pre-Filing Date trade payables or other pre-Filing Date claims under Section 546(h) of the Bankruptcy Code or otherwise, or allow any creditor to take any setoff or recoupment against any of Borrower’s or any other Restricted Subsidiary’s pre-Filing Date indebtedness, pre-Filing Date trade payables or other pre-Filing Date claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise, except in amounts and on other terms and conditions that (i) are approved by order of the Bankruptcy Court, or (ii) are consented to in writing by the Administrative Agent acting at the direction of the Requisite Lenders or (y) pay any claims under Section 503(b)(9) of the Bankruptcy Code prior to the confirmation of a plan of reorganization unless consented to in writing by the Administrative Agent acting at the direction of the Requisite Lenders or authorized pursuant to a “first day order” acceptable to the Administrative Agent.
SECTION 4.
FINANCIAL COVENANTS/REPORTING
     Borrower covenants and agrees that until payment in full of all Obligations, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.
     4.1 Lease Limits. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to become or remain liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any operating lease, synthetic lease or similar off-balance sheet financing, if the aggregate amount of all rents (or substantially equivalent payments) paid by Borrower and its Restricted Subsidiaries under all such leases would exceed $8,000,000 (or the equivalent thereof in another currency) in any fiscal year of Borrower.
     4.2 Financial Statements and Other Reports. Borrower will maintain, and cause each of its Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). Borrower will deliver each of the financial statements and other reports described below to Administrative Agent (and each Lender in the case of the financial statements and other reports described in subsections (A) through (I), (K), (L) and (M)).
          (A) Variance Reports, Filings in the Chapter 11 Cases and Other Reports, Etc. Borrower will furnish to each of the Lenders and the Administrative Agent:
               (1) within three (3) Business Days after the end of each Calendar Week commencing with the Calendar Week ending on August 22, 2008, a variance report, in form acceptable to the Requisite Lenders in their sole discretion, setting forth the actual cash receipts and disbursements and net cash flow for (a) such immediately preceding Calendar Week and (b) the period from the beginning of the Calendar Week ending on August 22, 2008 to and including the most recent full Calendar Week, and showing the variance in dollar amounts, on a line-item by line-item basis, of actual receipts and disbursements and net cash flow from those reflected for each line item for the applicable periods in the Approved Budget;
               (2) within two (2) Business Days after the filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents filed by or on behalf of the Borrower or any Guarantor in the Chapter 11 Cases, which papers and documents shall also be given or served on the Lenders’ counsel and the Administrative Agent’s counsel; and
               (3) within two (2) Business Days after the sending thereof, copies of all written reports given by the Borrower or any Guarantor to any official or unofficial creditors’ committee in the Chapter 11 Cases, which written reports shall also be given or served on the Lenders’ counsel.
          (B) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month (including the last month of the Borrower’s fiscal year), Borrower will deliver (1) consolidating balance sheets and statements of income of the Borrower and its Subsidiaries, (2) the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at the end of such month, and the related Consolidated statements of income, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current fiscal year of the Borrower to the end of such month and (3) a schedule of the outstanding Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.
          (C) Year-End Financials. Promptly after Borrower has filed its annual financial statements in connection with Form 10K with the Securities and Exchange Commission and in any event within one hundred five (105) days after the end of each fiscal year of Borrower (and on or before the Effective Date in the case of Borrower’s 2007 fiscal year), Borrower will deliver (1) the Consolidated balance sheets of Borrower and its Consolidated Subsidiaries, as at the end of such year, and the related Consolidated statements of income, stockholders’ equity and cash flow for such fiscal year, (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Restricted Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the consolidated financial statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Administrative Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) entitled “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement). Borrower shall deliver a copy of each audited or reviewed financial statements of the UK Restricted Subsidiary or either Canadian Restricted Subsidiary that are required to be prepared under applicable law promptly following the preparation of such financial statements, but in no event shall such delivery occur prior to the date Borrower delivers its annual financial statements described above.
          (D) Compliance Certificate. Together with each delivery of financial statements of Borrower and its Consolidated Subsidiaries pursuant to subsection 4.2(C) and 4.2(C) above, Borrower will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.2(D) and attaching thereto a calculation, in form and substance reasonably acceptable to Administrative Agent, of the financial ratios set forth on Annex III hereto and Borrower’s compliance with the covenant set forth in subsection 4.1) signed by Borrower’s president, chief executive officer, chief operating officer or chief financial officer.
          (E) Intercompany Indebtedness Report. As soon as available and in any event within thirty (30) days after the end of each month (including the last month of Borrower’s fiscal year), Borrower will deliver a schedule of the outstanding intercompany Indebtedness and Investments of Borrower and its Subsidiaries describing in reasonable detail each such loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such loan.
          (F) Accountants’ Reports. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Borrower or its Restricted Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.
          (G) Intentionally Omitted.
          (H) Management Report. Together with each delivery of financial statements of Borrower pursuant to subsection 4.2(B) and 4.2(C), Borrower will deliver a management report (1) describing the operations and financial condition of Borrower and its Consolidated Subsidiaries for the month then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Consolidated Subsidiaries as at the dates and for the periods indicated.
          (I) Collateral Value Report. Upon the request of Administrative Agent, which may be made not more than once each year prior to an Event of Default and at any time while and so long as an Event of Default shall be continuing, Borrower will obtain and deliver to Collateral Agent, at Borrower’s expense, a report of an independent collateral auditor satisfactory to Collateral Agent (which may be, or be affiliated with, a Lender) with respect to the Loan Parties’ Accounts and Inventory, which report shall be prepared based upon a review by such auditors of the Accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Loan Parties) and Inventory (including verification as to the value, location and respective types).
          (J) Appraisals. From time to time, if Administrative Agent or any Lender determines that obtaining appraisals is necessary in order for Administrative Agent or such Lender to comply with applicable laws or regulations, Administrative Agent will, at Borrower’s expense, obtain appraisal reports in form and substance and from appraisers satisfactory to Administrative Agent stating the then current fair market values of all or any portion of the real estate owned by Borrower or any of its Restricted Subsidiaries. In addition to the foregoing, (i) promptly following the Effective Date, upon Administrative Agent’s request, Borrower shall obtain and deliver to Administrative Agent appraisal reports in form and substance and from appraisers satisfactory to Administrative Agent stating the then current market values and/or orderly liquidation values of all of the Real Estate and personal property owned by Borrower and its Restricted Subsidiaries and (ii) thereafter from time to time, but in the absence of a Default or Event of Default not more than once during each calendar year, Administrative Agent may require Borrower to obtain and deliver to Administrative Agent appraisal reports in form and substance and from appraisers satisfactory to Administrative Agent stating the then current market values and/or orderly liquidation values of all or any portion of the Real Estate and personal property owned by Borrower or any of its Restricted Subsidiaries.
          (K) Amendments to Junior DIP Debt Loan Documents. Promptly upon their becoming available, Borrower will deliver executed copies of all amendments, modifications, consents, waivers and other documents and instruments entered into by Borrower or any of its Subsidiaries with respect to the Junior DIP Debt Loan Documents.
          (L) Securities Filings and Press Releases. Promptly upon their becoming available, Borrower will deliver copies of (1) all financial statements, reports, notices and proxy statements sent or made available by Borrower or any of its Restricted Subsidiaries to their security holders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (3) all press releases and other statements made available by Borrower or any of its Restricted Subsidiaries to the public concerning developments in the business of any such Person.
          (M) Events of Default, Etc. Promptly upon any executive officer of Borrower obtaining knowledge of any of the following events, conditions or deviations, Borrower shall deliver copies of all notices given or received by Borrower or any of its Restricted Subsidiaries with respect to any such event, condition or deviation and a certificate of Borrower’s chief executive officer, president or chief operating officer specifying the nature and period of existence of such event, condition or deviation and what action Borrower or any of its Restricted Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Restricted Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in subsection 6.1(B); (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect or any material deviation from the Approved Budget; (4) any Default or Event of Default under the Senior Note Indenture or the Junior DIP Credit Agreement, Borrower’s making of any Change of Control Offer or Asset Sale Offer (each as defined in the Senior Note Indenture) or Borrower’s receipt of notice of acceleration of the Senior Notes, Junior Secured Debt or Junior DIP Debt; or (5) any default or event of default with respect to any other Indebtedness of Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.
          (N) Litigation. Except in respect of any pre-petition litigation that is stayed by 11 U.S.C. § 362, promptly upon any executive officer of Borrower obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to Administrative Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Administrative Agent and provide such other information as may be reasonably available to them to enable Administrative Agent and its counsel to evaluate such matter.
          (O) Notice of Corporate and other Changes. Borrower shall provide prompt written notice of (1) all jurisdictions in which a Loan Party becomes qualified after the Effective Date to transact business, (2) any change after the Effective Date in the authorized and issued equity securities of any Loan Party or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (3) any Subsidiary created or acquired by any Loan Party after the Effective Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (4) any other event that occurs after the Effective Date which would cause any of the representations and warranties in Section 5 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute Requisite Lenders’ consent to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

          (P) Customer Concentration. The Borrower shall provide prompt written notice to the Administrative Agent if the Accounts of any customer exceed in the aggregate an amount equal to twenty percent (20%) of the aggregate of all Accounts of the Borrower and its Consolidated Subsidiaries at any time.
          (Q) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party or any Restricted Subsidiary of any Loan Party as from time to time may be reasonably requested by Administrative Agent.
          (R) Projections. The Borrower shall deliver to the Administrative Agent as soon as available and in any event no later than the last day of each of the Borrower’s fiscal years, Projections of the Borrower and its Subsidiaries on a Consolidated basis for the forthcoming three fiscal years, year by year, and for the forthcoming fiscal year, quarter by quarter. Notwithstanding the immediately preceding sentence, for each forthcoming fiscal year, income statement projections will be prepared on a consolidated and a Subsidiary by Subsidiary basis.
     4.3 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Administrative Agent pursuant to subsection 4.2 shall be prepared in accordance with GAAP as in effect at the time of such preparation. No “Accounting Changes” (as defined below) shall affect financial covenants, standards or terms in this Agreement; provided that Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrower and (b) changes in accounting principles recommended by a Borrower’s certified public accountants and implemented by Borrower.
SECTION 5.
REPRESENTATIONS AND WARRANTIES
     To induce Agents and Lenders to enter into the Loan Documents and to make the Term Loans, Borrower represents, warrants and covenants to Agents and each Lender that the following statements are and, after giving effect to the Term Loans, will remain true, correct and complete until payment in full of all Obligations (it being understood that such statements shall survive the execution and delivery of this Agreement and shall not be reasserted as of any other date unless so provided in writing by Borrower):
     5.1 Disclosure. No representation or warranty of any Loan Party contained in this Agreement, the financial statements referred to in subsection 5.5 or any other document, certificate or written statement furnished to Administrative Agent or any Lender by or on behalf of any such Person for use in connection with the Pre-Petition Facility or the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no contingent liability known to any Loan Party that could reasonably be expected to have a Material Adverse Effect which has not been set forth in a footnote included in the financial statements referred to in subsection 5.5 or a Schedule hereto.
     5.2 No Material Adverse Effect. Since July 31, 2008, there have been no events or changes in facts or circumstances affecting any Loan Party which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.
     5.3 No Conflict. The incurrence of the Indebtedness evidenced by the Term Loans does not and will not violate or conflict with any laws, rules, regulations or orders of any governmental authority (including, without limitation, any order entered in any of the Chapter 11 Cases) or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation of any Loan Party (other than conflicts, breaches and defaults the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Cases) except if such violations, conflicts, breaches or defaults have either been waived on or before the Effective Date or could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     5.4 Organization, Powers, Capitalization and Good Standing.
          (A) Organization and Powers. Each of the Loan Parties is duly organized, incorporated, amalgamated or continued, validly existing and in good standing under the laws of its jurisdiction of organization, incorporation, amalgamation or continuance and qualified to do business in all jurisdictions where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The jurisdiction of organization, incorporation or amalgamation and all jurisdictions in which each Loan Party is qualified to do business are set forth on Schedule 5.4(A). Subject to the entry and the terms of the Bankruptcy Court Orders (with respect to the Debtor Loan Parties), each of the Loan Parties has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to incur the Obligations, grant Liens and security interests in the Collateral and incur the Indebtedness evidenced by this Agreement.
          (B) Capitalization. The authorized equity securities of each of the Loan Parties is as set forth on Schedule 5.4(B). All issued and outstanding equity securities of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than transfer restrictions under federal and state securities laws, those in favor of Agents for the benefit of Agents and Lenders, those in favor of the Senior DIP Lenders’ Agent and the Senior DIP Lenders and those set forth on Schedule 5.4(B), and such equity securities were issued in compliance with all applicable state, provincial, federal and foreign laws concerning the issuance of securities. The identity of the holders of the equity securities of each of the Loan Parties and for the ten largest shareholders of each Loan Party, the percentage of their fully-diluted ownership of the equity securities of each of the Loan Parties is set forth on Schedule 5.4(B). No shares of the capital stock or other equity securities of any Party, other than those described above, are issued and outstanding. Except as provided in Schedule 5.4(B), there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any equity securities of any such entity.
          (C) Binding Obligation. Subject to the entry of, and the terms of the Bankruptcy Court Orders (with respect to the Debtor Loan Parties), this Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms.
     5.5 Financial Statements. All financial statements concerning Borrower and its Subsidiaries which have been or will hereafter be furnished to Administrative Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied and do or will present fairly the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, except to the extent as has been disclosed by the Borrower pursuant to its Form 8-K filing made on June 27, 2008 with respect to its China Restricted Subsidiaries.
          (A) The Consolidated balance sheets at August 31, 2007 and the related statement of income of Borrower and its Consolidated Subsidiaries, for the fiscal year then ended, audited by BDO Seidman LLP.
          (B) The unaudited Consolidated balance sheet at February 29, 2008, and the related statement of income of Borrower and its Consolidated Subsidiaries for the period then ended.
     5.6 Title to Properties, Etc. Borrower and its Restricted Subsidiaries have good, marketable and legal title, subject to Permitted Encumbrances, to all their respective material properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. No effective financing statement or other form of Lien notice covering all or any part of any properties or assets of Borrower or its Restricted Subsidiaries is on file in any recording office, except for those in favor of Collateral Agent, for the benefit of Agents and Lenders, and those relating to Permitted Encumbrances. Schedule 5.6 sets forth (i) the chief executive office and the office where Borrower and its Restricted Subsidiaries keep their books and records, (ii) any trade name or fictitious business name that Borrower has used or done business under during the past five years, (iii) the location of all Equipment and Inventory of Borrower and its Restricted Subsidiaries, and (iv) a complete and accurate list of all real property owned or leased by Borrower and its Restricted Subsidiaries covered or to be covered by a Mortgage (the “Mortgaged Property”).
     5.7 Intellectual Property. Borrower and each of its Restricted Subsidiaries owns, is licensed to use or otherwise has the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrower or its Restricted Subsidiaries (collectively called “Intellectual Property”) and all such Intellectual Property is identified on Schedule 5.7 and fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Except as disclosed in Schedule 5.7, the use of such Intellectual Property by Borrower and its Restricted Subsidiaries, does not and has not been alleged by any Person to infringe on the rights of any Person.
     5.8 Investigations, Audits, Etc. Except as set forth on Schedule 5.8, none of Borrower or any of its Subsidiaries, is the subject of any review or audit by the Internal Revenue Service or any governmental investigation concerning the violation or possible violation of any law.
     5.9 Employee Matters. Except as set forth on Schedule 5.9, (a) no Loan Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.9, neither Borrower nor any of its Restricted Subsidiaries is party to an employment contract.
     5.10 Intentionally Omitted.
     5.11 Environmental Matters. Except as set forth on Schedule 5.11, to Borrower’s knowledge, there does not exist any violation by Borrower of any Environmental Law which has, will or threatens to impose a material liability on Borrower or which has required or would require a material expenditure by any Borrower to cure. Except as set forth on Schedule 5.11, no Borrower has received any notice to the effect that any part of its operations, properties or the Real Estate is not in compliance with any Environmental Law or notice that it, its property or the Real Estate is the subject of any Environmental Claim or any other claim which could reasonably be expected to become an Environmental Liability. Except as set forth on Schedule 5.11, no Borrower has knowledge that it, its property or the Real Property will become subject to Environmental Laws during the term of this Agreement.
     5.12 Use of Proceeds; Margin Regulations. No part of the proceeds of any Term Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Administrative Agent, Borrower will furnish to Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form 0-1, as applicable, referred to in Regulation U. The proceeds of the Term Loans shall be used to repay in full in cash the Pre-Petition Facility constituting the First Lien Obligations (as defined in the Plan of Reorganization). Except to the extent otherwise provided in the Bankruptcy Court Orders, the Liens, security interests and administrative expense claims of the Agents and the Lenders shall be senior to, and no proceeds of the Term Loans nor any Collateral (nor proceeds in respect thereof) may be used to pay, any claims for services rendered by any of the professionals retained by the Borrower, any official committee in the Chapter 11 Cases or any other party in connection with the investigation of, prosecution of, assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter against the Administrative Agent or the Lenders or the holders of indebtedness under the Pre-Petition Facility in connection with the challenge of any claims or liens arising under or with respect to the Facility or the Pre-Petition Facility.
     5.13 Approved Budget. The Approved Budget has been prepared in good faith by the Borrower, and is based on assumptions believed by the Borrower to be reasonable at the time made.
     5.14 Administrative Priority; Lien Priority.
          (A) The Obligations of the Borrower will, at all times after the Effective Date, constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c) (subject to entry of the Final Financing Order), 507(a), 507(b), 546(c) (subject to entry of the Final Financing Order), 726 and 1114 of the Bankruptcy Code, subject, as to priority, only to (i) GECC Superpriority Claim and GECC Adequate Protection Priority Claims and (ii) only upon the occurrence and continuance of an Event of Default, the payment of the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities.
          (B) At any time after entry of the Interim Financing Order, the Lien and security interest of the Collateral Agent on the Collateral shall be a valid and perfected first priority Lien, subject only to the prior payment of the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities and to the Permitted Priority Liens.
          (C) No order has been entered or is pending in any of the Chapter 11 Cases (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner under Sections 1104(d) and 1106(b) of the Bankruptcy Code or (iii) to convert any of the Chapter 11 Cases to a Chapter 7 case or Chapter 7 cases or to dismiss any of the Chapter 11 Cases.
          (D) All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date (except to the extent that any such representation or warranty expressly relates only to an earlier date, which shall be true and correct as of such earlier date).

SECTION 6.
DEFAULT, RIGHTS AND REMEDIES
     6.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:
          (A) Payment. (1) Failure to pay any installment or other payment of principal of the Term Loans when due or (2) failure to pay, within five (5) days after the due date, any interest on the Term Loans or any other amount due under this Agreement or any of the other Loan Documents; or
          (B) Default in Other Agreements. (1) The failure of Borrower or any of its Restricted Subsidiaries to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Term Loans, the Junior DIP Debt or the Senior Notes), any Contingent Obligations (other than Contingent Obligations with respect to the Term Loans, the Junior DIP Debt or the Senior Notes) or other liability incurred after the Effective Date or (2) breach or default of Borrower or any of its Restricted Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Term Loan, the Junior DIP Debt or the Senior Notes), any Contingent Obligations (other than Contingent Obligations with respect to the Term Loans, the Junior DIP Debt or the Senior Notes) or other liability incurred after the Effective Date, if the effect of such failure to pay, breach, default or occurrence is to cause or to permit the holder or holders then to cause, such Indebtedness, Contingent Obligations and/or liability having an individual principal amount in excess of $1,000,000 (or the equivalent thereof in another currency) or having an aggregate principal amount in excess of $2,000,000 (or the equivalent thereof in another currency) to become or be declared due prior to their stated maturity or (3) the occurrence and continuance thereof of a Junior DIP Event of Default or (4) the occurrence and continuance thereof of any of the events specified in Section 8.01 (other than events specified in Section 8.01(h)) of the Restructuring Support Agreement or a “Company Termination Event” (as defined in the Restructuring Support Agreement) or (5) the termination of the Restructuring Support Agreement; or
          (C) Breach of Certain Provisions. (1) Failure of Borrower to perform or comply with any term or condition contained in that portion of subsection 2.2 relating to Borrower’s obligation to maintain insurance, subsections 2.3, 2.8, 2.9 or 2.10, Section 3 or Section 4 or (2) failure of Borrower or any Guarantor to perform or comply with any term or condition contained in Sections 6.16, 7 and 9 of the Security Agreement to which it is a party or (3) failure of either Canadian Restricted Subsidiary to perform or comply with any term or condition contained in Sections 6.16, 7 and 9 of the Security Agreement to which it is a party or (4) failure of the UK Restricted Subsidiary to perform or comply with any term or condition contained in clause 5.1(b) of the debenture forming part of the UK Security Documents; or
          (D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

          (E) Other Defaults Under Loan Documents. Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this subsection 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Administrative Agent or Requisite Lenders of such default or (2) actual knowledge of Borrower or any other Loan Party of such default; or
          (F) [Intentionally Omitted]; or
          (G) Variance Reports. Any variance report furnished by the Borrower pursuant to subsection 4.2(A)(1)(b) shows either (i) a negative variance of cumulative actual aggregate disbursements from the Projected Aggregate Disbursements set forth in the Approved Budget since the beginning of the first projected Calendar Week ending August 29, 2008 of greater than $2,500,000 in the aggregate, or (ii) a negative variance of cumulative actual aggregate collections from the Projected Aggregate Collections set forth in the Approved Budget since the beginning of the first projected Calendar Week ending August 29, 2008 of greater than $2,500,000 in the aggregate, unless, with respect to clauses (i) and (ii) above, a negative variance of cumulative actual net cash flow before borrowings from the Projected Net Cash Flow Before Borrowings set forth in the Approved Budget since the beginning of the first projected Calendar Week ending August 29, 2008 is less than $2,500,000; or
          (H) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to any of the Non-Debtor Loan Parties in an involuntary case under any Bankruptcy Law, which decree or order is not stayed or other similar relief is not granted under any applicable federal, provincial, state or foreign law; or (2) the continuance of any of the following events for thirty (30) days unless dismissed, bonded or discharged: (a) an involuntary petition, proceeding or case is commenced against any of the Non-Debtor Loan Parties under any applicable bankruptcy, insolvency, reorganization or other similar law of any jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity); or (b) a decree or order of a court for the appointment of a receiver, receiver-manager, administrator, manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any of the Non-Debtor Loan Parties, or over all or a substantial part of its property, is entered; or (c) an interim receiver, receiver-manager, administrator, manager, trustee or other custodian is appointed without the consent of any of the Non-Debtor Loan Parties, for all or a substantial part of the property of, such Non-Debtor Loan Party; in each case under clause (1) and (2) except as could not reasonably be expected to have a Non-Debtor Loan Party Material Adverse Effect; or
          (I) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) Any Non-Debtor Loan Party commences a voluntary petition, proceeding or case under any Bankruptcy Law or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity), or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, receiver-manager, trustee or other custodian for all or a substantial part of its property; or (2) any Non-Debtor Loan Party makes any assignment for the benefit of creditors; or (3) any Non-Debtor Loan Party is unable, or admits in writing its inability, to pay its debts as they mature, or commits any other act of bankruptcy; or (4) the Board of Directors of any Non-Debtor Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 6.1(I); in each case except as could not reasonably be expected to have a Non-Debtor Loan Party Material Adverse Effect; or
          (J) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this subsection 6.1) involving (1) an amount in any individual case in excess of $1,000,000 (or the equivalent thereof in another currency) or (2) an amount in the aggregate at any time in excess of $2,000,000 (or the equivalent thereof in another currency) (in either case to the extent not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its Restricted Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or
          (K) Dissolution. Any order, judgment or decree is entered against Borrower or any of its Restricted Subsidiaries decreeing the dissolution, winding-up or split up of Borrower or any of its Restricted Subsidiaries and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or
          (L) [Intentionally Omitted]; or
          (M) Injunction. Borrower or any of its Restricted Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business for more than fifteen (15) days; or
          (N) ERISA; Pension Plans. (1) Borrower or any of its Affiliates fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or is likely to result in a Material Adverse Effect; or (2) an accumulated funding deficiency in excess of $500,000 occurs or exists, whether or not waived, with respect to any such employee benefit plans; or (3) any employee benefit plan loses its status as a qualified plan under the IRC which results in or could reasonably be expected to result in a Material Adverse Effect; or (4) as to any Canadian Pension Plan of Borrower or the other Loan Parties, (i) such Canadian Pension Plan fails to be duly registered under all applicable provincial pension benefits legislation; (ii) Borrower or any other Loan Party fails to perform any material obligation (including fiduciary, funds, investment and administration obligations) required to be performed in connection with such Canadian Pension Plans or fails to perform the funding agreements therefor in a timely fashion or an outstanding material dispute arises concerning the assets held pursuant to any such funding agreement; (iii) Borrower or other Loan Party fails to make in a timely fashion any contributions or premium payment required to be made to such Canadian Pension Plan in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations; (iv) Borrower or other Loan Party fails to withhold any material employee contributions to such Canadian Pension Plan required to be made by way of authorized payroll deduction or to pay such contributions into such Canadian Pension Plan in a timely fashion; (v) Borrower or other Loan Party fails to file or distribute in a timely fashion any material report or disclosure relating to such Canadian Pension Plans required by any applicable laws or regulations; (vi) there shall occur a material improper withdrawal, or application of, the assets of any such Canadian Pension Plan; (vii) a material amount becomes owning by any such Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute; (viii) any such Canadian Pension Plan fails to be fully funded either on an ongoing basis or on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles); or (ix) any such Canadian Pension Plan becomes the subject of any material investigation, proceeding, action or claim; or
          (O) Environmental Matters. Borrower or any of its Subsidiaries fails to: (1) obtain or maintain any operating licenses or permits required by environmental authorities; (2) begin, continue or complete any remediation activities as required by any environmental authorities; (3) store or dispose of any hazardous materials in accordance with applicable environmental laws and regulations; or (4) comply with any environmental laws; if any such failure, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
          (P) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or
          (Q) Damage; Strike; Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or
          (R) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or
          (S) Failure of Security. The Collateral Agent, for the benefit of Agents and Lenders, does not have or ceases to have a valid and perfected first priority Lien in the Collateral (subject only to Permitted Encumbrances) or any substantial portion thereof, in each case, for any reason; or
          (T) Change in Control. A Change of Control shall occur; or
          (U) [Intentionally Omitted]; or

          (V) Subordinated Indebtedness. The failure of Borrower or any other creditor of Borrower to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Agents or Lenders; or
          (W) Income Tax Act. A requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Administrative Agent or any Lender or any other Person in respect of Borrower or any of its Subsidiaries or otherwise issued in respect of Borrower or any of its Subsidiaries; or
          (X) Certain Other Events of Default.
               (1) An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court appointing, or the Borrower shall file an application for an order with respect to any of the Chapter 11 Cases seeking the appointment of, in either case without consent of the Requisite Lenders (i) a trustee under Section 1104 of the Bankruptcy Code, or (ii) an examiner with expanded powers (beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) relating to the operation of the business or any other Person under Section 1106(b) of the Bankruptcy Code; or
               (2) An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court converting any of the Chapter 11 Cases to a Chapter 7 case or Chapter 7 cases; or
               (3) The Bankruptcy Court shall have failed to enter the Final Financing Order with respect to any of the Chapter 11 Cases within thirty-five (35) days after the Filing Date; or
               (4) An order shall be entered by the Bankruptcy Court confirming a plan of reorganization in any of the Chapter 11 Cases which does not (i) contain a provision for payment in full in cash of all noncontingent monetary Obligations as of and no later than the effective date of such plan upon entry thereof and (ii) provide for the continuation of the Liens and security interests granted to the Collateral Agent for the benefit of Agents and the Lenders and priorities until the Obligations have been paid in full; provided, that any contingent Obligations as of such date shall be unsecured; or
               (5) An order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases or any material portion thereof which does not contain a provision for payment in full in cash of all noncontingent monetary Obligations of the Borrower hereunder and under the other Loan Documents upon entry thereof; or
               (6) An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Lenders, (i) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Borrower equal or superior to the priority of the Agents and the Lenders in respect of the Obligations, except for the Carve-Out

Expenses having priority over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities, or (ii) to grant or permit the grant of a Lien on the Collateral other than a Permitted Priority Lien, the GECC Post-Petition Liens or GECC Adequate Protection Liens (each as defined in the Interim Financing Order); or
               (7) An application for any of the orders described in clauses (1), (2), (4), (5) or (6) above or (8) or (11) below shall be made by a Person other than the Agents or the Requisite Lenders and such application is not contested by the Borrower in good faith and the relief requested is granted in an order that is not stayed pending appeal or is not otherwise resolved to the satisfaction of the Requisite Lenders within ten (10) days of such application; or
               (8) An order shall be entered by the Bankruptcy Court (other than any Financing Order) granting relief from the automatic stay to any creditor of the Borrower or permitting foreclosure on any material asset of the Borrower; or
               (9) (i) The Borrower shall file a motion with the Bankruptcy Court proposing a plan of reorganization that has not been approved in writing by the Requisite Lenders or if such plan is materially altered or modified without the prior written consent of the Requisite Lenders unless, in each case, such plan as so proposed, altered or modified provides for payment in full in cash of all noncontingent monetary Obligations or (ii) the Plan of Reorganization or the Disclosure Statement shall be withdrawn, revoked, modified or amended without the prior written consent of the Collateral Agent; or
               (10) (i) The Borrower shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of the Collateral Agent and the Lenders, claims or rights against such Person or to subject any Collateral to assessment or surcharge pursuant to Section 506(c) of the Bankruptcy Code, (ii) any Lien or security interest created by this Agreement or the Bankruptcy Court Orders or the super-priority claims granted with respect to the Facility shall, for any reason, cease to be valid, perfected and enforceable in any respect or (iii) any action is commenced by the Borrower which contests the validity, perfection or enforceability of any of the Liens and security interests of the Collateral Agent and the Lenders created by this Agreement or the Bankruptcy Court Orders; or
               (11) There shall have occurred a reversal, modification, amendment, vacation or stay of the effectiveness of any of the Bankruptcy Court Orders; or
               (12) The Borrower shall apply to the Bankruptcy Court for authority to amend, supplement, stay, vacate or otherwise modify any of the Financing Orders without the consent of the Requisite Lenders; or
               (13) Any Financing Order shall be revoked, remanded, vacated, reversed, stayed, rescinded or shall cease to be in full force and effect, in each case without the consent of the Requisite Lenders, modified or amended on appeal by any bankruptcy court judge or district court judge; or
               (14) An order shall be entered by the Bankruptcy Court either (i) invalidating, disallowing or limiting in any respect, as applicable, the enforceability, priority, or validity of the liens securing the obligations owed under the Pre-Petition Loan Agreement, (ii)

invalidating, disallowing or limiting in any respect, as applicable, any of the Pre-Petition Loan Agreement Claims, or (iii) avoiding or requiring disgorgement of any portion of any payment made on account of the Obligations owing under this Agreement or any of the other Loan Documents, whether such payment was made prior to, on or after the Filing Date; or
               (15) The determination of the Borrower, whether by vote of the Borrower’s Board of Directors or otherwise, to suspend the operation of the Borrower’s business in the ordinary course, liquidate all or substantially all of the Borrower’s assets, or the filing of a motion or other application in any of the Chapter 11 Cases, seeking authority to do either of the foregoing.
For the avoidance of doubt, none of the “Specified Events of Default” set forth in Schedule I to the Restructuring Support Agreement shall give rise to an “Event of Default” under any subsection of Section 6.1 of this Agreement.
     6.2 Intentionally Omitted.
     6.3 Acceleration and other Remedies. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent or Collateral Agent, as applicable, may, and at the request of the Requisite Lenders, such Agent shall, take the following actions:
          (A) By written notice to the Borrower, declare all or any portion of the Term Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Term Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without further order of, or application to, the Bankruptcy Court, presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;
          (B) Exercise any and all of its other rights and remedies under applicable law (including, but not limited to, the Bankruptcy Code, the Uniform Commercial Code, the PPSA and any other Bankruptcy Laws), hereunder and under the other Loan Documents.
     6.4 Performance by Agent. If Borrower or any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Administrative Agent or Collateral Agent, as applicable, may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower or such Loan Party after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of any Agent, promptly pay any amount reasonably expended by such Agent in such performance or attempted performance to such Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in subsection 1.2(C) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agents shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

SECTION 7.
CONDITIONS TO TERM LOANS AND AMENDMENT AND RESTATEMENT
     The obligations of Lenders to make the Term Loans and the effectiveness of the amendment and restatement of the Pre-Petition Loan Agreement are subject to satisfaction of all of the applicable conditions set forth below.
     7.1 Conditions to Term Loans and Amendment and Restatement. The obligations of Lenders to make the Term Loans and the effectiveness of the amendment and restatement of the Pre-Petition Loan Agreement are subject to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction of all other conditions precedent listed on Schedule 7.1, all in form and substance, or in a manner, satisfactory to Administrative Agent and Lenders, on or prior to the dates set forth in Schedule 7.1, and the following conditions:
          (A) The representations and warranties contained in Section 5 of this Agreement and elsewhere herein and in the Loan Documents shall be true, correct and complete on and as of the Effective Date.
          (B) No event shall have occurred and be continuing or would result from the funding of the Term Loans that would constitute an Event of Default or a Default on and as of the Effective Date.
          (C) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Term Loans on and as of the Effective Date.
          (D) Interim Financing Order. The Lenders shall have received satisfactory evidence of the entry of the Interim Financing Order which Interim Financing Order (i) shall have been entered by the Bankruptcy Court not later than three (3) Business Days following the Filing Date, (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the express written consent of the Requisite Lenders; and, if the Interim Financing Order is the subject of a pending appeal in any respect, neither the making of the Term Loans, nor the performance by the Borrower or any Guarantor of any of their respective obligations hereunder, the other Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal and (iii) except as otherwise consented to by the Requisite Lenders, no application or motion shall have been made to the Bankruptcy Court for any stay, modification, or amendment to the Interim Financing Order and no stay or motion for stay with respect to the Interim Financing Order shall have been entered or made.
          (E) First Day Orders. All of the “first day orders” entered by the Bankruptcy Court at the time of the commencement of the Chapter 11 Cases shall be satisfactory in form and substance to the Administrative Agent and the Lenders.
          (F) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes payable pursuant to subsection 1.3 (including, without limitation,

Professional Fees) required to be paid to any Agent and the Lenders on or before the Effective Date.
          (G) Delivery of Documents. The Administrative Agent shall have received on or before the Effective Date (subject to the provisions of Section 2.10) the following, each in form and substance satisfactory to the Lenders and their respective counsel, and, unless indicated otherwise, dated the Effective Date:
               (1) this Agreement, duly executed by the Borrower;
               (2) the Security Agreement, duly executed by the Borrower and each Guarantor, the Guaranties and the other Security Documents, duly executed by the Borrower and each Guarantor, as applicable, and, if requested by the Collateral Agent, the Mortgages, duly executed by the Borrower or each applicable Guarantor, if any, together with such policies of title insurance, surveys and other instruments as the Lenders shall reasonably request;
               (3) if requested by Agents, certified copies of request for copies of information on Form UCC-11, or other applicable personal property legislation, listing all effective financing statements that name the Borrower or any Guarantor as debtor and that are filed in the respective jurisdictions in which the Borrower or any Guarantor is organized or has assets, together with copies of such financing statements, none of which, except as permitted herein or otherwise agreed in writing by the Requisite Lenders, shall cover any of the Collateral;
               (4) a copy of the resolutions of the Board of Directors of the Borrower, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which the Borrower is a party and (B) the execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is a party and the execution and delivery of the other documents to be delivered by the Borrower in connection herewith and therewith;
               (5) a copy of the resolutions of the Board of Directors of each Debtor Loan Party (other than the Borrower) and each Non-Debtor Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which such Guarantor is a party and (B) the execution, delivery and performance by such Guarantor of each Loan Document to which such Guarantor is a party and the execution and delivery of the other documents to be delivered by such Guarantor in connection herewith and therewith;
               (6) a certificate of an Authorized Officer of each Debtor Loan Party and each Non-Debtor Loan Party, certifying (x) the names and true signatures of the representatives of each Debtor Loan Party and Non-Debtor Loan Party authorized to sign each Loan Document to which such Debtor Loan Party or Non-Debtor Loan Party is a party, as applicable, and the other documents to be executed and delivered by any such Debtor Loan Party or Non-Debtor Loan Party in connection herewith and therewith, together with evidence of the incumbency of such Authorized Officers and (y) copies of its charter or organizational documents and by-laws with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Debtor Loan Party or Non-Debtor Loan Party, respectively;

               (7) a certificate of the appropriate official(s) of the State or other legal jurisdiction of incorporation or organization certifying as to the subsistence in good standing of each Debtor Loan Party and each Non-Debtor Loan Party in such State or other jurisdiction, dated as of a date within ten (10) days of the Effective Date;
               (8) a certificate of an Authorized Officer of the Borrower, certifying as of the Effective Date as to the matters set forth in subsections (A) and (B) of subsection 7.1;
               (9) a copy of the Approved Budget, together with a certificate of an Authorized Officer of the Borrower stating that the Approved Budget has been prepared in good faith by the Borrower, and is based on assumptions believed by the Borrower to be reasonable at the time made;
               (10) the Reaffirmation and Forbearance Agreement, duly executed by each of the Non-Debtor Loan Parties, the Borrower, Portola Allied Tool, and Tech Industries, and the items described in Section 5(b) thereof;
               (11) the agreements, certificates, approvals and other documents set forth on Schedule 7.1(G); and
               (12) such other agreements, certificates, instruments, approvals and other documents, each in form and substance satisfactory to the Agents and the Requisite Lenders, as the Agents or the Requisite Lenders may reasonably request.
          (H) Consents, Approvals, Etc. The Borrower shall have obtained all consents and approvals of any Governmental Authority or other Person as may be necessary to allow the Borrower (A) to execute, deliver and perform its obligations hereunder, (B) to execute, deliver and perform their respective obligations under the other Loan Documents to which any of them is or shall be a party and each other agreement or instrument to be executed and delivered by the Borrower or any Guarantor pursuant thereto or in connection therewith, and (C) to commence the Chapter 11 Cases, all such consents and approvals to be in full force and effect on the Effective Date.
          (I) Litigation. Except as set forth in Schedule 7.1(I), and excluding any pre-petition litigation that is stayed by 11 U.S.C. § 362, (i) there shall be no pending or, to the knowledge of the Borrower or any Guarantor, after due inquiry, threatened action, suit or proceeding affecting the Borrower or any Guarantor before any court or other Governmental Authority or any arbitrator that (A) could reasonably be expected to have a Material Adverse Effect or (B) purports to enjoin, prohibit, restrain, or otherwise affect this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.
          (J) Appointment of Trustee or Examiner; Liquidation. No order shall have been entered or shall be pending in any of the Chapter 11 Cases (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner under Sections 1104(d) and 1106(b) of the Bankruptcy Code or (iii) to convert the Chapter 11 Cases to a Chapter 7 case or Chapter 7 cases or to dismiss any of the Chapter 11 Cases.

          (K) Effective Date. The Effective Date shall have occurred on or before the fifth Business Day following the Filing Date.
          (L) Perfection and Priority of Liens. The Lenders shall be satisfied that the Collateral Agent has been granted, and holds, for the benefit of the Agents and the Lenders, a perfected, first priority Lien on, and security interest in, all of the Collateral, subject only to Permitted Priority Liens.
          (M) Legality. The making of such Term Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender. No law, regulation, order, judgment or decree of any Governmental Authority shall exist, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority, that (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the ability of the Borrower or any Guarantor to perform their respective obligations hereunder and under each Loan Document, (B) the making of such Term Loans or (C) the consummation of the transactions contemplated hereby or contemplated under the other Loan Documents or (ii) would reasonably be expected to result in a Material Adverse Effect.
          (N) Financing Orders. The Financing Orders shall be in full force and effect and shall not have been stayed, reversed, modified or amended in any respect without the prior written consent of the Requisite Lenders.
The acceptance of any proceeds of Term Loans shall be deemed to be a representation and warranty by the Borrower as to compliance with this Section 7.1 on the Effective Date.
SECTION 8.
ASSIGNMENT; PARTICIPATION; AGENTS; ETC.
     8.1 Assignments and Participations.
          (A) Assignments. Each Lender may from time to time assign, subject to the terms of an Assignment and Acceptance Agreement, its rights and delegate its obligations under this Agreement to another Person, provided that (i) other than any assignment to by a Lender to an Affiliate of such Lender or a Related Fund in accordance with subsection 8.1(E) or to one or more other Lenders, such Lender shall first obtain the written consent of Administrative Agent, which consent shall not be unreasonably withheld; (ii) the Pro Rata Share of the Term Loans being assigned shall in no event be less than the lesser of (a) $1,000,000 and (b) the entire amount of the Pro Rata Share of the Term Loans of the assigning Lender; and (iii) upon the consummation of each such assignment (other than any assignment to by a Lender to an Affiliate of such Lender or a Related Fund in accordance with subsection 8.1(E) or to one or more other Lenders), the assigning Lender shall pay Administrative Agent an administrative fee of $3,500. The administrative fee referred to in clause (iii) of the preceding sentence shall not apply to an assignment described in paragraph (E) below. In the case of an assignment authorized under this subsection 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Pro Rata Share of the Term Loans or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a Lender hereunder.
          (B) Recording of Assignments. Administrative Agent shall maintain at its office in Chicago, Illinois a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and principal amount of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptive evidence of the amounts due and owing to Lender in the absence of manifest error. Borrower, Administrative Agent and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.
          (C) Acceptance of Assignment by Administrative Agent. Upon its receipt of a duly completed Assignment and Acceptance Agreement executed by an assigning Lender and its assignee (together with the Notes subject to such assignment) and the administrative fee referred to above, Administrative Agent shall (subject to the consent of Administrative Agent to such assignment, if required) (1) accept such Assignment and Acceptance Agreement, (2) record the information contained therein in the Register and replace Schedule 1.1(A) to reflect such Assignment and Acceptance Agreement and (3) give prompt notice thereof to Borrower and Lenders. Upon request by Administrative Agent, Borrower shall promptly execute and deliver to Administrative Agent Notes evidencing the Obligations owed by Borrower to the assignee and, if applicable, the assigning Lender, after giving effect to the assignment. Administrative Agent shall cancel the Notes delivered to it by the assigning Lender and deliver the new Notes to the assignee and, unless the assigning Lender has assigned all of its interests under this Agreement, the assigning Lender.
          (D) Participations. Any Lender may sell participations in all or any part of its Pro Rata Share of the Term Loans to another Person, provided that such Lender (excluding GE Capital) shall first obtain the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, and any such participation shall be in a minimum amount of $1,000,000. All amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (i) any reduction in the principal amount or interest rate payable with respect to the portion of the Term Loans in which such holder participates; (ii) any extension of the Final Maturity Date or the date fixed for any payment of interest payable with respect to the portion of the Term Loans in which such holder participates; or (iii) any release of all or substantially all of the Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 3.7 or 8.2 or any other Loan Document). Borrower hereby acknowledges and agrees that any participation will give rise to a direct obligation of Borrower to the participant, and the participant shall for purposes of subsections 1.8, 8.4 and 9.1 be considered to be a Lender hereunder.
          (E) Assignments to Affiliates. Notwithstanding any other provision of this Agreement, any Lender may at any time, following written notice to Administrative Agent, assign all or any portion of its Pro Rata Share of the Term Loans to an Affiliate of such Lender which is at least fifty percent (50%) owned by such Lender or its parent company, to one or more other Lenders or to a Related Fund. For purposes of this paragraph, a “Related Fund” shall mean, with respect to any Lender, a fund or other investment vehicle that invests in commercial loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          (F) Other Matters. Except as otherwise provided in this subsection 8.1, no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Term Loans, the Notes or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to the provisions of subsection 9.13. Borrower agrees that it will use its best efforts to assist and cooperate with Administrative Agent and any Lender in any manner reasonably requested by Administrative Agent or such Lender to effect the sale of a participation or an assignment described above, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda.
     8.2 Administrative Agent.
          (A) Appointment. Each Lender hereby designates and appoints GE Capital as its agent under this Agreement and the other Loan Documents, and Lender hereby irrevocably authorizes GE Capital to execute and deliver the Security Documents and the Intercreditor Agreement and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this subsection 8.2 and subsections 8.3 and 9.2. The provisions of this subsection 8.2 are solely for the benefit of Administrative Agent and Lenders and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.
          (B) Nature of Duties. The duties of Administrative Agent shall be mechanical and administrative in nature. Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower, and Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Administrative Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Administrative Agent shall send notice thereof to each Lender. Administrative Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Administrative Agent to act or refrain from acting pursuant hereto.
          (C) Rights, Exculpation, Etc. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Administrative Agent shall be liable to the extent of their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Administrative Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Administrative Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Administrative Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders and, notwithstanding the instructions of Requisite Lenders, Administrative Agent shall not have any obligation to take any action if it believes, in good faith, that such action exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with subsection 8.2(E).
          (D) Reliance. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this

Agreement or any of the Loan Documents and their duties hereunder or thereunder. Administrative Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Administrative Agent in its sole discretion.
          (E) Indemnification. Lenders will reimburse and indemnify Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Requisite Lenders until such additional indemnity is furnished. The obligations of Lenders under this subsection 8.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.
          (F) Administrative Agent Individually. With respect to its Pro Rata Share of the Term Loans made by it, GE Capital shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital in its individual capacity as a Lender or one of the Requisite Lenders. GE Capital may lend money to, acquire equity or other ownership interests in, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Administrative Agent pursuant hereto.
          (G) Successor Agent.
               (1) Resignation. Administrative Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clause (2) below or as otherwise provided below.
               (2) Appointment of Successor. Upon any such notice of resignation pursuant to clause (1) above, Requisite Lenders shall appoint a successor Administrative Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower. If a successor Administrative Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (1) above, the retiring Administrative Agent, upon notice to Borrower, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as Requisite Lenders appoint a successor Administrative Agent as provided above.

               (3) Successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent under the Loan Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this subsection 8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.
          (H) Collateral Matters.
               (1) Release of Collateral. Lenders hereby irrevocably authorize Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by Collateral Agent upon any Collateral (i) upon payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted); (ii) constituting property being sold or disposed of if Borrower certifies to Collateral Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Collateral Agent may rely in good faith conclusively on any such certificate, without further inquiry); (iii) constituting property being sold or disposed of in accordance with the Intercreditor Agreement, or (iv) in accordance with the provisions of the next sentence. In addition, with the consent of Requisite Lenders, Collateral Agent may release any Lien granted to or held by Collateral Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, either in a single transaction or in a series of related transactions; provided, however, that in no event will Collateral Agent, acting under the authority granted to it pursuant to this sentence, release Collateral having a total book value in excess of twenty percent (20%) of the book value of all Collateral, as determined by Collateral Agent, during any calendar year.
               (2) Confirmation of Authority; Execution of Releases. Without in any manner limiting Collateral Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 8.2(H)(1)), each Lender agrees to confirm in writing, upon request by Collateral Agent or Borrower, the authority to release any Collateral conferred upon Collateral Agent under clauses (i), (ii) and (iii) of subsection 8.2(H)(1). Upon receipt by Collateral Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Borrower, Collateral Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Collateral Agent upon such Collateral; provided, however, that (i) Collateral Agent shall not be required to execute any such document on terms which, in Collateral Agent’s opinion, would expose Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

               (3) Absence of Duty. Agents shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Security Documents exists or is owned by Borrower or any Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Collateral Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agents in this subsection 8.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Security Documents or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its discretion, given such Agent’s own interest in property covered by the Security Documents as one of the Lenders and that Agents shall have no duty or liability whatsoever to any of the other Lenders, provided that each Agent shall exercise the same care which it would in dealing with loans for its own account.
               (4) Power of Attorney for Quebec Property. For the purpose of holding any security granted by any of the Loan Parties pursuant to the laws of the Province of Quebec, Collateral Agent shall be the holder of an irrevocable power of attorney for all present and future Lenders. By executing an Assignment and Acceptance, any future Lender shall be deemed to ratify the power of attorney granted to Collateral Agent hereunder. Lenders and Loan Parties agree that notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Quebec), Collateral Agent may, as the person holding the power of attorney of Lenders, acquire any debenture or other title of indebtedness secured by any hypothec granted by any Loan Party to Collateral Agent pursuant to the laws of the Province of Quebec.
          (I) Agency for Perfection. Agents and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Collateral Agent’s Lien in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction or any applicable Personal Property Legislation, can be perfected only by possession. Should any Lender (other than Collateral Agent) obtain possession of any such assets, such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor, shall deliver such assets to Collateral Agent or in accordance with Collateral Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or the Intercreditor Agreement or to realize upon any collateral security for the Term Loan unless instructed to do so by Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent or Collateral Agent, as applicable.
          (J) Notice of Default. Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agents for the account of Lenders, unless any such Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The applicable Agent will notify each Lender of its receipt of any such notice. The applicable Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 6. Unless and until such Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

     8.3 Amendments, Consents and Waivers.
          (A) Except as otherwise provided in subsection 8.2, this subsection 8.3 or in subsection 9.2 and except as to matters set forth in other subsections hereof or in any other Loan Document as requiring only Administrative Agent’s consent, the consent of Requisite Lenders and Borrower will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents. The consent of Borrower shall constitute consent of all of its Subsidiaries.
          (B) In the event Administrative Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have denied the giving of such consent.
     8.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, and subject to the requirements of the Interim Financing Order, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Administrative Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agents for the benefit of all Lenders in accordance with their Pro Rata Shares.
     8.5 Payment of Interest to Lenders; Return of Payments.
          (A) Calculation of Payment of Interest. For purposes of this subsection 8.5(A), the following terms and conditions will have the meanings indicated:
               (a) “Daily Loan Balance” means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Administrative Agent to a Lender on the Term Loans from the Effective Date through and including such calendar day, from (ii) the cumulative principal amount on the Term Loans advanced by such Lender to Administrative Agent through and including such calendar day.
               (b) “Daily Interest Rate” means an amount calculated by dividing the interest rate payable to a Lender as of each calendar day by three hundred sixty (360).

               (c) “Daily Interest Amount” means an amount calculated by multiplying the Daily Loan Balance of the Term Loans by the associated Daily Interest Rate on the Term Loans.
               (d) “Interest Ratio” means a number calculated by dividing the total amount of the interest on the Term Loans received by Administrative Agent with respect to the immediately preceding month by the total amount of interest on the Term Loans due from Borrower during the immediately preceding month.
On the first (1st) Business Day of each month (“Interest Settlement Date”), Administrative Agent will advise each applicable Lender by telephone or telecopy of the amount of such Lender’s share of interest on the Term Loans as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Administrative Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on the signature page of this Agreement or the applicable Assignment and Acceptance Agreement, as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Assignment and Acceptance Agreement) not later than 3:00 p.m. (Chicago, Illinois time) on the next Business Day following the Interest Settlement Date, such Lender’s share of interest on the Term Loans. Such Lender’s share of interest on the Term Loans will be calculated by adding together the Daily Interest Amounts for each calendar day of the prior month for the Term Loans and multiplying the total thereof by the Interest Ratio for the Term Loans.
          (B) Return of Payments.
               (1) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Administrative Agent to such Lender to but excluding the date of repayment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
               (2) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

SECTION 9.
MISCELLANEOUS
     9.1 Indemnities. Borrower agrees to indemnify, pay, and hold each Agent, each Lender and their respective officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement; provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law. This subsection 9.1 and other indemnification provisions contained within the Loan Documents shall survive the termination of this Agreement.
     9.2 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or Administrative Agent, if expressly set forth herein, in any Note or in any other Loan Document) and the applicable Loan Party; provided, that except to the extent permitted by the applicable Assignment and Acceptance Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (a) reduce the principal of or the rate of interest on the Term Loan or other amounts payable with respect to the Term Loan; (b) extend the Final Maturity Date or any date fixed for any payment of principal, interest or fees; (c) change the definition of the terms “Requisite Lenders”, “Pro Rata Share”, “Permitted Priority Liens” or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (d) release Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 3.7 or 8.2 or any other Loan Document); (e) amend or waive this subsection 9.2 or the definitions of the terms used in this subsection 9.2 insofar as the definitions affect the substance of this subsection 9.2; (f) increase the amount shown in the Approved Budget as the total projected aggregate borrowings hereunder; (g) modify, waive, release or subordinate the superpriority claim status of the Obligations (except as permitted in this Agreement and the Loan Documents or pursuant to the Bankruptcy Court Orders); or (h) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agents under any Loan Document shall in any event be effective, unless in writing and signed by Administrative Agent, in addition to each of the Lenders required to take such action. Notwithstanding anything to the contrary in this subsection 9.2, Administrative Agent and Borrower may execute amendments to this Agreement and the other Loan Documents for the purpose of correcting typographical errors without the consent of Lenders. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Collateral Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.2 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes and, if signed by a Loan Party, on such Loan Party.
     9.3 Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Chicago, Illinois time); (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.
Notices shall be addressed as follows:

If to Borrower:	PORTOLA PACKAGING, INC.
951 Douglas Road
Batavia, Illinois 60510
ATTN: President
Telecopy: (630) 406-8442

With copies to:	Kim Wehrenberg, Esq.
PORTOLA PACKAGING, INC.
951 Douglas Road
Batavia, Illinois 60510
Telecopy: (630) 406-8442

If to Administrative Agent
or GE Capital:	GENERAL ELECTRIC CAPITAL CORPORATION
500 West Monroe Street
Chicago, Illinois 60661
ATTN: Portola Account Officer
Telecopy: (312) 441-7026

With a copy to:	GENERAL ELECTRIC CAPITAL CORPORATION
201 Merritt 7
Norwalk, Connecticut 06851
ATTN: Corporate Counsel
Global Sponsor Finance
Telecopy: (203) 956-4259

And

GENERAL ELECTRIC CAPITAL CORPORATION
500 West Monroe Street
Chicago, Illinois 60661 ATTN: Corporate Counsel
Global Sponsor Finance
Telecopy: (312) 441-6876

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment and Acceptance Agreement
Nothing in this Agreement or in any other Loan Document shall be construed to limit or affect the obligation of the Borrower or any other Person to serve upon the Agents and the Lenders in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to the Agents and the Lenders pursuant to the Bankruptcy Code.
     9.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agents or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.
     9.5 Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or any Agent enforces its Liens or any Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
     9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.
     9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for any obligation of any other Lender hereunder. Nothing contained in any Loan Document and no action taken by any Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.
     9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

     9.9 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE.
     9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any trustee succeeding to the rights of the Borrower or any Guarantor pursuant to Chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code) except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders.
     9.11 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by any Agent or any Lender. Borrower agrees that neither Agent nor any Lender shall have liability to Borrower or any other Person (whether sounding in tort, contract or otherwise) for losses suffered by Borrower or any other Person in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     9.12 Construction. Agents, each Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agents, each Lender and Borrower.
     9.13 Confidentiality. Agents and each Lender agree to exercise their reasonable best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to potential assignees or participants or to Persons employed by or engaged by Agents, a Lender or a Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services. The confidentiality provisions contained in this subsection 9.13 shall not apply to disclosures (i) required to be made by any Agent or any Lender to any regulatory or governmental agency or pursuant to legal process, including disclosures made in legal proceedings brought by any Agent, Lenders or Borrower, (ii) consisting of general portfolio information that does not identify Borrower, or (iii) consisting of disclosures generally disclosed to the public or to trade and other creditors. The obligations of Agents and Lenders under this subsection 9.13 shall supersede and replace the obligations of Agents and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agents or any Lender prior to the date hereof.

     9.14 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT (AS DEFINED HEREIN) AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURT. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURT AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. TO THE EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF BORROWER OR OF ITS AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF BORROWER FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE). BORROWER AGREES THAT AGENT’S OR ANY LENDER’S COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION. BORROWER IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY ANY AGENT OR ANY LENDER, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER ITS CONTROL AND RELATING TO THE DISPUTE OTHER THAN THOSE WHICH ARE PROTECTED BY ATTORNEY-CLIENT PRIVILEGE OR WHICH CONSTITUTE ATTORNEY WORK PRODUCT.
     9.15 WAIVER OF JURY TRIAL. BORROWER, AGENTS AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, AGENTS AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENTS AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
     9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Term Loans and the execution and delivery of the Notes until Payment in Full of the Obligations. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 1.3(B), 1.8 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.
     9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.
     9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by facsimile transmission and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.
     9.19 Judgment Currency. To the extent permitted by applicable law, the obligations of Borrower and any Loan Party in respect to any amount due under this Agreement or any other Loan Document shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Administrative Agent or any Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Administrative Agent or such Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrower or such Loan Party shall pay additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Borrower or any Loan Party not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged, continue in full force and effect.
     9.20 Collateral Agent and Administrative Agent as Party-in-Interest. The Borrower hereby stipulates and agrees that each of the Collateral Agent and Administrative Agent is and shall remain a party in interest in the Chapter 11 Cases and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith. Nothing in this Agreement or any other Loan Document shall be deemed to be a waiver of any of the Collateral Agent’s or the Administrative Agent’s rights or remedies under applicable law or documentation. Without limitation of the foregoing, the Collateral Agent or the Administrative Agent shall have the right to make any motion or raise any objection it deems to be in its interest (specifically including but not limited to objections to use of proceeds of the Term Loans, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumption or rejection of any executory contract or lease), provided that the Collateral Agent and the Administrative Agent will not exercise such right if the action or inaction by the Borrower which is the subject of such motion or objection is expressly permitted by any covenant or provision of this Agreement or the Restructuring Support Agreement.
     9.21 Releases and Validation of Pre-Petition Indebtedness and Liens.
          (A) Subject to the provisions of the Interim Financing Order and, if applicable, the Final Financing Order, the Borrower, on behalf of itself and the other Debtor Loan Parties, hereby (i) releases and discharges each Lender-Related Person and Agent-Related Persons from any and all claims and causes of action arising under any of the Pre-Prepetition Facility, any aspect of the pre-petition relationship between the Lenders, the Agents and the Borrower or any Guarantor (including, without limitation, any Debtor Loan Parties) or any other acts or omissions of the Lenders or the Agents arising from or under the Pre-Petition Facility or their pre-petition relationship with the Borrower or any Guarantor (including, without limitation, any Debtor Loan Parties); (ii) waives any and all defenses (including, without limitation, offsets and counterclaims of any nature or kind) as to the amount, validity, perfection, priority, enforceability and nonavoidability (under the Bankruptcy Code or otherwise) of the Indebtedness and other obligations and liabilities under the Pre-Petition Facility and the security interests in and liens on the collateral securing such Indebtedness; and (iii) agrees, without further Bankruptcy Court order and without the need for filing of any proof of claim, to the allowance of the pre-petition claims of the Agents and the Lenders pursuant to sections 502 and 506 of the Bankruptcy Code on account of such Indebtedness as fully secured claims for principal, plus accrued pre-petition and post-petition interest, fees, prepayment premiums, expenses and other amounts, to the extent payable, under the Pre-Petition Facility.
          (B) Borrower understands, acknowledges and agrees, on its own behalf and on behalf of the other Debtor Loan Parties, that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
          (C) Borrower agrees, on its own behalf and on behalf of the other Debtor Loan Parties, that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
          (D) Borrower, on behalf of itself, the other Debtor Loan Parties, and their respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Lender-Related Person and Agent-Related Person that it and each such Person will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Lender-Related Person and Agent-Related Person on the basis of any claim or cause of action released, remised and discharged by Borrower on its own behalf and on behalf of the other Debtor Loan Parties pursuant to this Section 9.21. If Borrower, the other Debtor Loan Parties or any of their respective successors, assigns or other legal representatives violate the foregoing covenant, Borrower, for itself, the other Debtor Loan Parties and their respective successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Lender-Related Person or Agent-Related Person may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Lender-Related Person or Agent-Related Person as a result of such violation.
     9.22 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the Liens securing the Obligations are subject to the provisions of the Intercreditor Agreement. Each Lender hereby authorizes and directs Collateral Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Collateral Agent, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.
     9.23 Amendment and Restatement. The parties hereto agree that, on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:
          (A) the Pre-Petition Loan Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement;
          (B) the Senior Secured Debt outstanding on the Effective Date shall be deemed to be Obligations outstanding hereunder;
          (C) the Security Documents, including the Liens created thereunder in favor of any Agent for the benefit of Agents and Lenders or in favor of Agents and Lenders, as applicable, and securing payment of the Senior Secured Debt, as the same may be amended and/or restated on the Effective Date, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; and
          (D) all references in the other Loan Documents to the Pre-Petition Loan Agreement shall be deemed to refer without further amendments to this Agreement.
The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Senior Secured Debt and that, as of the Effective Date, all such Senior Secured Debt will in all respects be continued and outstanding as Obligations under this Agreement with only the terms being modified from and after the Effective Date as provided in this Agreement, the Notes, if any, and the other Loan Documents.
SECTION 10.
SECURITY AND ADMINISTRATIVE PRIORITY
     10.1 Collateral.
          (A) [Reserved]
          (B) Upon entry of the Interim Financing Order, the Liens and security interests in the Collateral in favor of the Collateral Agent shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral, other than the Permitted Priority Liens. Such Liens and security interests and their priority shall remain in effect until Payment in Full of the Obligations.
          (C) Notwithstanding anything herein to the contrary, (i) all proceeds received by the Agents and the Lenders from the Collateral subject to the Liens granted in the Loan Documents and by the Bankruptcy Court Orders shall be subject to the prior payment of the Carve-Out Expenses, and (ii) no Person entitled to Carve-Out Expenses shall be entitled to sell or otherwise dispose, or seek to sell or otherwise dispose, of any Collateral.
     10.2 Administrative Priority. Obligations of the Borrower will, at all times after the Effective Date, constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c) (subject to entry of the Final Financing Order), 507(a), 507(b), 546(c) (subject to entry of the Final Financing Order), 726 and 1114 of the Bankruptcy Code, subject, as to priority, only to (i) GECC Superpriority Claim and GECC Adequate Protection Priority Claims and (ii) only upon the occurrence and continuance of an Event of Default, the payment of Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities.
     10.3 Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 10.1(a) hereof and the administrative priority granted pursuant to Section 10.2 hereof may (but need not) be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Financing Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agents and the Lenders hereunder and thereunder are cumulative.
     10.4 No Filings Required. The Liens and security interests in the Collateral shall be deemed valid and perfected by entry of the Interim Financing Order, and entry of the Interim Financing Order shall have occurred on or before the date that any Loan is made. The Collateral Agent shall not be required to file or record any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Liens and security interest granted by or pursuant to this Agreement, the Final Financing Order or any other Loan Document.
     10.5 Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to the Agents and the Lenders pursuant to this Agreement, the Bankruptcy Court Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by the Borrower or any Guarantor (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by substantive consolidation or any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

          (A) except for the Carve-Out Expenses (during the occurrence and continuance of an Event of Default), GECC Superpriority Claim and GECC Adequate Protection Priority Claims, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Agents and the Lenders against the Borrower or any Guarantor in respect of any Obligation;
          (B) the Liens in the Collateral in favor of the Agents and the Lenders shall constitute valid and perfected first priority Liens and security interests, subject only to Permitted Priority Liens; and
          (C) the Liens in favor of the Agents and the Lenders set forth herein and in the other Loan Documents shall continue to be valid and perfected without the necessity that the Collateral Agent file or record financing statements, mortgages or otherwise perfect its Lien under applicable non-bankruptcy law.
SECTION 11.
DEFINITIONS
     11.1 Certain Defined Terms. The terms defined below are used in this Agreement as so defined. Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.
     “Accounts” means all of the following: (a) accounts receivable, contract rights, book debts, notes, drafts and other obligations and indebtedness arising from the sale, lease or exchange of goods or other property and/or the performance of services; (b) rights in, to and under all purchase orders for goods, services or other property; (c) rights to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid sellers’ rights of rescission, replevin, reclamation and rights to stoppage in transit); (d) monies due to or to become due under all contracts for the sale, lease or exchange of goods or other property and/or the performance of services (whether or not yet earned by performance); and (e) Proceeds of any of the foregoing and all collateral security and guaranties of any kind given by any Person with respect to any of the foregoing.
     “Administrative Agent” shall have the meaning set forth in the preamble hereto.
     “Affiliate” means any Person (a) directly or indirectly controlling, controlled by, or under common control with, Borrower; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower; or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, none of Agents, any Lender nor any of their respective Affiliates shall be considered an Affiliate of Borrower or any of its Subsidiaries.
     “Agent” and “Agents” shall have the meanings set forth in the preamble hereto.
     “Agent-Related Persons” means the Administrative Agent, any sub-agent and any successor agents thereto (in accordance with the terms of this Agreement), and the Collateral Agent and any successor agents thereto (in accordance with the terms of this Agreement), together with their respective Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Persons and their Affiliates.
     “Agreed Administrative Expense Priorities” means that administrative expenses with respect to the Borrower and the Guarantors, which shall have the following order of priority:
          first, (i) amounts payable pursuant to 28 U.S.C. § 1930(a)(6) and all fees required to be paid to the Clerk of the Bankruptcy Court and (ii) only upon the occurrence and continuance of an Event of Default, allowed fees, expenses and costs of attorneys, accountants and other professionals retained in the Chapter 11 Cases by the Debtors or any official committee of unsecured creditors pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503 or 1103 and owed pursuant to the terms of such profesionals’ respective engagement letters (other than any success fee, transaction fee, or other similar fee set forth in such professionals’ respective engagement letters), provided that the amount entitled to priority under this sub-clause (ii) (“Priority Professional Expenses”) shall not exceed $ 1,250,000 minus any retainers held by the professionals at the time of the occurrence of an Event of Default outstanding in the aggregate at any time (such Priority Professional Expenses to be inclusive of any holdbacks required by the Bankruptcy Court) (the “Professional Expense Cap”);
          second, GECC Superpriority Claim and GECC Adequate Protection Priority Claims;
          third, all Obligations in accordance with subsection 10.2; and
          fourth, all other allowed administrative expenses.
     “Agreement” shall have the meaning set forth in the introductory paragraph hereto.
     “Approved Budget” means the budget of the Borrower, a copy of which is attached as Annex I hereto, projecting the weekly receipts and disbursements of cash for the Borrower for a period consisting of thirteen (13) consecutive weeks.
     “Asset Disposition” means the disposition whether by sale, lease, transfer, exchange, loss, damage, destruction, casualty, condemnation or otherwise of any of the following: (a) any of the capital stock or other equity or ownership interest of any of Borrower’s Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries other than sales of inventory in the ordinary course of business.

     “Assignment and Acceptance Agreement” means an agreement among Administrative Agent, a Lender and such Lender’s assignee or transferee regarding their respective rights and obligations with respect to assignments of the Term Loans, and other interests under this Agreement and the other Loan Documents, substantially in the form of Exhibit 11.1(A) and with such amendments as the laws of any relevant jurisdiction may require.
     “Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer or president of such Person.
     “Avoidance Actions” means all causes of action arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(e) of the Bankruptcy Code and any proceeds therefrom.
     “Bankruptcy Code” shall have the meaning set forth in the recitals hereto.
     “Bankruptcy Court” shall have the meaning set forth in the recitals hereto.
     “Bankruptcy Court Orders” means the Interim Financing Order, the Final Financing Order and the Cash Management Order.
     “Bankruptcy Law” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and The Insolvency Act 1986 (United Kingdom), each as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction and all rules and regulations promulgated thereunder.
     “Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.
     “Borrower” shall have the meaning set forth in the preamble hereto.
     “Business Day” means for all purposes, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Illinois, the State of California or the Commonwealth of Pennsylvania, or is a day on which banking institutions located in any such states are closed.
     “Calendar Week” shall mean a period of seven days commencing on and including a Saturday through and including the following Friday.
     “Canadian Pension Plan” means any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is sponsored, maintained or contributed to by, or to which there is or may be an obligation to contribute by, Borrower or any other Loan Party in respect of any Person’s employment in Canada with Borrower or such Loan Party.
     “Canadian Restricted Subsidiary” means Portola Packaging Canada Ltd., a corporation continued under the laws of British Columbia.

     “Canadian Security Documents” means all instruments, documents and agreements executed by or on behalf of Canadian Restricted Subsidiary or any other Person to guaranty or provide collateral security with respect to the Obligations of Borrower including, without limitation, the Security Agreement, any other security agreement or pledge agreement, any guaranty of the Obligations (including, without limitation, the Guaranties), any mortgage or deed of trust, any hypothec and all instruments, documents and agreements executed pursuant to the terms of the foregoing, in each case as amended, restated, supplemented or otherwise modified from time to time, including without limitation pursuant to the Reaffirmation and Forbearance Agreement, as applicable.
     “Capital Expenditures” means, for any period, the sum (without duplication) of the following for Borrower and its Consolidated Subsidiaries on a Consolidated basis: (a) the amount capitalized as capital expenditures for the period, under GAAP, as property, plant, and equipment or similar fixed asset accounts and (b) deposits made in the period in connection with property, plant, and equipment, less deposits of a prior period included above.
     “Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.
     “Carve-Out Expenses” means those amounts, fees, expenses and claims set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities” having priority ahead of the super-priority administrative expense claims and liens securing the Facility to the extent set forth therein.
     “Cash Management Order” means an order of the Bankruptcy Court with respect to the cash management systems of the Borrower, which order shall be in form and substance satisfactory to the Requisite Lenders.
     “Change of Control” means (a) any sale, lease, exchange or transfer (in one transaction or in a series of related transactions) of all or substantially all the assets of Borrower to any Person or group of related Persons (other than Permitted Investors), (b) the merger or consolidation of Borrower with or into another corporation or the merger or consolidation of another corporation into Borrower with the effect that immediately after such transaction the stockholders of Borrower immediately prior to such transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the Person surviving such merger or consolidation, (c) (i) prior to Borrower’s first Public Equity Offering, the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Permitted Investors) of the ultimate “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of the voting power of all securities of Borrower generally entitled to vote in the election of directors of Borrower and (ii) after Borrower’s first Public Equity Offering, the acquisition by any person or group (defined as set forth in clause (i) above) (other than the Permitted Investors) of more than the greater of (A) forty percent (40%) of the voting power of all securities of Borrower generally entitled to vote in the election of directors of

Borrower or (B) the total percentage of the voting power of all securities of Borrower generally entitled to vote in the election of directors of Borrower held by the Permitted Investors in the aggregate at the time of determination, (d) individuals who as of the Filing Date were serving on the Board of Directors of the Borrower cease for any reason to constitute a majority of the members of the Board of Directors of Borrower without the prior written consent of the Agents, (e) the Borrower shall approve any plan for the liquidation or dissolution of Borrower, (f) Borrower shall at any time fail to own, beneficially and of record, all of the outstanding stock of Canadian Restricted Subsidiary, UK Restricted Subsidiary and Tech Industries or (g) the occurrence of a “Change of Control” (as such term is defined in the Senior Note Indenture (other than clauses (4) or (5) in the definition thereof)).
     As used in this definition:
     (x) “Permitted Investors” means Jack L. Watts, JP Morgan Partners (Bank SBIC Manager), Inc. and Related Parties of any of the foregoing; and
     (y) “Related Party” with respect to any Permitted Investor means (A)(1) any controlling stockholder, eighty percent (80%) (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Permitted Investor or (2) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of such Permitted Investor and/or such other persons referred to in the immediately preceding clause (1) or (B) with respect to JP Morgan Partners (Bank SBIC Manager), Inc., any Person controlled by JP Morgan Partners LLC.
     “Chapter 11 Case” and “Chapter 11 Cases” shall have the meanings specified therefor in the recitals hereto.
     “China Restricted Subsidiary” means Shanghai Portola Packaging Company Limited, a corporation organized under the laws of the People’s Republic of China.
     “Collateral” means, collectively, the “Collateral” (as defined in the Financing Order) and all collateral granted by the Borrower, Guarantors and Non-Debtor Loan Parties pursuant to the Security Agreements, Mortgages, other Loan Documents and the Financing Order.
     “Collateral Agent” shall have the meaning set forth in the preamble hereto.
     “Consolidated” means, with respect to Borrower, the consolidation in accordance with GAAP (except to the extent that the exclusion of the accounts of Unrestricted Subsidiaries in any such consolidation would not be in accordance with GAAP) of the financial statements, assets, liabilities, stockholders equity, income or expense, as applicable, of Borrower and its Consolidated Subsidiaries or Consolidated Restricted Subsidiaries, as applicable.
     “Consolidated Restricted Subsidiary” means, with respect to any Person, each Restricted Subsidiary of such Person whose financial statements are consolidated with the financial statements of such Person in accordance with GAAP.

     “Consolidated Subsidiary” means, with respect to any Person, each Subsidiary of such Person whose financial statements are consolidated with the financial statements of such Person in accordance with GAAP.
     “Czech Restricted Subsidiary” means Portola (S.R.O.), a corporation organized under the laws of the Czech Republic.
     “Debtor Loan Parties” shall have the meaning set forth in the preamble hereto.
     “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.
     “Disclosure Statement” means the Disclosure Statement for the Debtors’ Pre-Packaged Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code dated August 4, 2008.
     “Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part on or prior to a date that is one year after the Final Maturity Date.
     “Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.
     “EBITDA” means, for any period, the sum (without duplication) of the following for Borrower and its Restricted Subsidiaries on a Consolidated basis: (a) Net Income for the period, (b) any provision for (or less any benefit from) income and franchise taxes included in the determination of Net Income, (c) interest expense deducted in the determination of Net Income, (d) amortization and depreciation deducted in determining Net Income, (e) losses (or less gains) from Asset Dispositions or other non-cash items included in the determination of Net Income (excluding sales, expenses or losses related to current assets), (f) extraordinary losses (or less gains), as defined under GAAP, net of related tax effects, included in the determination of Net Income, (g) non-recurring charges incurred in connection with the reorganization proceedings, (h) amounts not exceeding $7,000,000 in the aggregate paid by Borrower to Blackhawk Molding, Inc. (“Blackhawk”) pursuant to that settlement agreement dated May 31, 2006 between Borrower and Blackhawk to the extent such amounts are deducted in determining Net Income, and (i) those items specifically listed on Schedule I to the Tenth Amendment, dated as of April 14, 2008, to the “Prepetition First Lien Loan Agreement” (as defined in the Intercreditor Agreement).
     “Effective Date” means the first date practicable following the entry of the Interim Financing Order, on which all of the conditions precedent set forth in subsection 7.1 have been satisfied (or waived by the Requisite Lenders in their sole discretion).

     “Environmental Claims” means claims, liabilities, investigations, administrative proceedings, whether pending or, to the best of the Borrower’s knowledge, threatened, or judgments or orders relating to any Hazardous Materials.
     “Environmental Laws” means all applicable federal, state, provincial, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, provincial, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes related in any manner to environmental, natural resource or human health and safety matters.
     “Environmental Liability” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
     “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any governmental authority under any Environmental Laws.
     “Equipment” means all “equipment” (as defined in the UCC), including, without limitation, all machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Facility” means the post-petition credit facility provided under this Agreement.
     “Filing Date” means August 27, 2008, the date on which the Borrower and the Guarantors commenced the Chapter 11 Cases.
     “Final Financing Order” means a Financing Order that is a Final Order entered in the Chapter 11 Cases after notice and final hearing pursuant to Rule 4001(e) of the Federal Rules of Bankruptcy Procedure and applicable local rules.
     “Final Financing Order Entry Date” means the date on which the Final Financing Order shall have been entered by the Bankruptcy Court.
     “Final Maturity Date” means the date that is the earliest to occur of (i) the Outside Date and (ii) the effective date of the plan of reorganization in respect of the Borrower and the Guarantors in the Chapter 11 Cases.
     “Final Order” means an order or judgment of the Bankruptcy Court duly entered on the docket of the Bankruptcy Court that (a) has not been modified or amended without the consent of the Requisite Lenders, or vacated, reversed, revoked, rescinded, stayed or appealed from, except as the Requisite Lenders may otherwise specifically agree, (b) with respect to which the time to appeal, petition for certiorari, application or motion for reversal, rehearing, reargument, stay, or modification has expired, (c) with respect to which no petition, application or motion for reversal, rehearing, reargument, stay or modification thereof or for a writ of certiorari with respect thereto has been filed or granted or the order or judgment of the Bankruptcy Court has been affirmed by the highest court to which the order or judgment was appealed and (d) is no longer subject to any or further appeal or petition, application or motion for reversal, rehearing, reargument, stay or modification thereof or for any writ of certiorari with respect thereto or further judicial review in any form.
     “Financing Order” means, as of any date of determination, the Interim Financing Order and such other interim, final, permanent and/or supplemental orders satisfactory in form and substance to the Requisite Lenders which shall have been entered by the Bankruptcy Court after notice pursuant to Section 364 of the Bankruptcy Code relating thereto or authorizing the granting of credit by the Lenders to the Borrower, including the Final Financing Order.
     “Fixed Charge Coverage” means, for any twelve-month period, Operating Cash Flow for such period divided by Fixed Charges for such period.
     “Fixed Charges” means, for any period, the sum of the following for Borrower and its Restricted Subsidiaries on a Consolidated basis: (a) interest expense, net of interest income, included in the determination of Net Income, less (i) amortization of capitalized fees and expenses included in interest expense and incurred with respect to the transactions entered into in 2004 by Borrower with respect to the Senior Note Indenture and the Senior DIP Credit Agreement, (ii) amortization of any original issue discount attributable to any warrants included in interest expense and (iii) interest paid in kind and included in interest expense, (b) any provision for (benefit from (but only to the extent received in cash)) income or franchise taxes included in the determination of net income, (c) increases (decreases) in short-term and long-term deferred tax assets, (d) decreases (increases) in short-term and long-term deferred tax liabilities, (e) scheduled payments of principal with respect to all Indebtedness (including the principal portion of scheduled payments of capital lease obligations) and (f) Restricted Junior Payments made in cash.
     “Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “GAAP” means, (a) with respect to Borrower and the Restricted Subsidiaries other than the Canadian Restricted Subsidiary, the UK Restricted Subsidiary and any other Foreign Restricted Subsidiary, generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled “The Meaning of ‘Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports’“ issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination, (b) with respect to the Canadian Restricted Subsidiary, generally accepted accounting principles in Canada as in effect from time to time as set forth in the opinions and pronouncements of the relevant Canadian public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied, (c) with respect to the UK Restricted Subsidiary, accounting principles and practices which are from time to time generally acceptable in the United Kingdom and (d) with respect to any other foreign Restricted Subsidiary accounting principles and practices which are from time to time considered generally acceptable or generally accepted accounting principles in such foreign country in accordance with any public or private accounting boards or institutes located in such country.
     “GECC Adequate Protection Priority Claims” shall have the meaning set forth in the Interim Financing Order.
     “GECC Superpriority Claim” shall have the meaning set forth in the Interim Financing Order.
     “Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantor” means each of Great Lakes Sales Associates, LLC, a Delaware limited liability company, Northern Engineering and Plastics Corporation, a Delaware corporation, Northern Engineering and Plastics Corporation, a Puerto Rico corporation, Northern Plastics Corporation – Puerto Rico, a Pennsylvania corporation, Portola Allied Tool and Tech Industries, each of the Restricted Subsidiaries of the Borrower and each of the Subsidiaries of the Borrower, if any, that shall become a Guarantor as provided in subsection 2.9.
     “Guaranties” means, collectively, the Guaranties made by each Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing the Obligations, in form and substance satisfactory to the Requisite Lenders.
     “Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
     “Hong Kong Restricted Subsidiary” means Portola (Asia Pacific) Holding Limited, a corporation organized under the laws of Hong Kong.
     “Inactive Subsidiaries” means, collectively, Northern Engineering and Plastics Corporation, a Puerto Rico corporation, Atlantic Packaging Sales, LLC, a Delaware limited liability company and Tech Industries U.K. Ltd., a corporation organized under the laws of Rhode Island.
     “Indebtedness” as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) any obligation under any lease (a “synthetic lease”) treated as an operating lease under GAAP and as a loan or financing for United States income tax purposes; (d) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (e) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than one (1) year from the date the obligation is incurred or is evidenced by a note or similar written instrument; (f) “earnouts” and similar payment obligations; (g) obligations under forward contracts, future contracts, swaps, options or other financing agreements or arrangements the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices; and (h) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.
     “Indemnitees” shall have the meaning set forth in subsection 9.1.
     “Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.
     “Index Rate Margin” means 2.50% per annum.
     “Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of August 27, 2008 among the Loan Parties, Collateral Agent and Junior DIP Lenders’ Agent, as the same may be amended, restated or otherwise modified in accordance with the terms thereof.
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates.
     “Interim Financing Order” means the order entered by the Bankruptcy Court not later than three (3) days following the Filing Date in the form of Annex IV hereto, with such changes thereto as may be approved by the Requisite Lenders.
     “Interim Financing Order Entry Date” means the date on which the Interim Financing Order shall have been entered by the Bankruptcy Court.
     “IRC” means the Internal Revenue Code of 1986, as amended from time to time and all rules and regulations promulgated thereunder.
     “Inventory” means all inventory (including all “inventory,” as defined in the UCC or as defined in any other Personal Property Security Legislation), including, without limitation, finished goods, raw materials, work in process and other materials and supplies (including packaging and shipping materials) used or consumed in the manufacture or production thereof and returned and repossessed goods.
     “Junior DIP Credit Agreement” means that certain Second Amended and Restated Post-Petition Credit Agreement, dated as of August 27, 2008, by and among the Borrower, the lenders party thereto and the Junior DIP Lenders’ Agent.
     “Junior DIP Debt Loan Documents” means the “Second Lien Documents,” as defined in the Intercreditor Agreement, as amended from time to time as permitted under the Intercreditor Agreement.
     “Junior DIP Debt” means the “Second Lien Obligations,” as such term is defined in the Intercreditor Agreement, in respect of the Junior DIP Credit Agreement.
     “Junior DIP Event of Default” means an “Event of Default” under and as defined in the Junior DIP Credit Agreement.

     “Junior DIP Lenders’ Agent” means the “Second Lien Agent,” as such term is defined in the Intercreditor Agreement.
     “Junior DIP Lenders” means the “Second Lien Creditors,” as such term is defined in the Intercreditor Agreement.
     “Junior Secured Debt” means “Second Lien Obligations,” as such term is defined in the Intercreditor Agreement, in respect of the “Initial Second Lien Loan Agreement,” as such term is defined in the Intercreditor Agreement.
     “Lender” means, collectively, each Person executing this Agreement as a Lender set forth on the signature pages hereto, and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to subsection 8.1.
     “Lender-Related Persons” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Lender and such Lender’s Affiliates.
     “Lien” means any lien, hypothec, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, hypothec, mortgage, pledge, security interest, charge or encumbrance.
     “Loan Documents” means this Agreement, the Notes, the Security Documents, the Intercreditor Agreement, and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for the benefit of Agents or any Lender in connection with the Term Loans and other transactions contemplated by this Agreement, all as amended, supplemented or modified from time to time.
     “Loan Party” means, collectively, Borrower, each Guarantor and each Subsidiary thereof which is or becomes a party to any Loan Document. As of the Effective Date, the Loan Parties are Borrower, each Guarantor and Canadian Restricted Subsidiary, Mexican Restricted Subsidiary, UK Restricted Subsidiary, Tech Industries, and Portola Allied Tool.
     “Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Restricted Subsidiaries taken as a whole, except for the commencement of the Chapter 11 Cases and events that would typically result, or have resulted, from the commencement of the Chapter 11 Cases, or (b) the impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of any Agent or any Lender to enforce any Loan Document or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
     “Maximum Rate” shall have the meaning set forth in subsection 1.2(D).

     “Mexican Restricted Subsidiary” means Portola Packaging Inc. Mexico, S.A. de C.V., a corporation organized under the laws of Mexico.
     “Mexican Security Documents” means all instruments, documents and agreements executed by or on behalf of Mexican Restricted Subsidiary or any other Person to guaranty or provide collateral security with respect to the Obligations of Borrower including, without limitation, the Security Agreement, any other security agreement or pledge agreement, any guaranty of the Obligations (including, without limitation, the Guaranties), any mortgage or deed of trust, and all instruments, documents and agreements executed pursuant to the terms of the foregoing, in each case as amended, restated, supplemented or otherwise modified from time to time, including without limitation pursuant to the Reaffirmation and Forbearance Agreement, as applicable.
     “Mortgage” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Loan Party to Collateral Agent, with respect to Mortgaged Property, all in form and substance satisfactory to Collateral Agent.
     “Net Income” means, for any period, the net income (or loss) for the period of Borrower and its Restricted Subsidiaries on a Consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person (other than Restricted Subsidiaries of Borrower) in which Borrower or any of its Restricted Subsidiaries has an ownership interest unless received by Borrower or its Restricted Subsidiaries in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Restricted Subsidiary of Borrower or is merged into or consolidated with Borrower.
     “Net Proceeds” means cash proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such sale, lease, transfer or other disposition (including taxes attributable to such sale, lease or transfer) and (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.
     “New Zealand Restricted Subsidiary” means Portola (ANZ) Limited, a corporation organized under the laws of New Zealand.
     “Non-Debtor Loan Parties” means, collectively, Canadian Restricted Subsidiary, UK Restricted Subsidiary, and Mexican Restricted Subsidiary.
     “Non-Debtor Loan Party Material Adverse Effect” means a material adverse effect upon any of  (a) the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties to repay in full in cash the Loans and other Obligations in accordance with this Agreement, the other Loan Documents and the Restructuring Support Agreement, (c) the validity, enforceability, perfection or priority of any Lien granted to Collateral Agent or Pre-Petition Agent with respect to the Collateral taken as a whole of the priority of such Liens on the Collateral taken as a whole, or (d) Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan

Documents taken as a whole.  In determining whether any individual event would result in a Non-Debtor Loan Party Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Non-Debtor Loan Party Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Non-Debtor Loan Party Material Adverse Effect.
     “Note” or “Notes” means one or more of the promissory notes of Borrower substantially in the form of Exhibit 11.1(B), or any combination thereof.
     “Obligations” means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agents or any Lender under the Loan Documents including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest, all reimbursement obligations in respect of any Interest Rate Agreements, and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under any Bankruptcy Law by or against Borrower, any of its Subsidiaries or any other Loan Party.
     “Operating Cash Flow” means, for any period (a) EBITDA for such period, less (b) Unfinanced Capital Expenditures for such period, less (c) all Investments made in cash by Borrower or any of its Restricted Subsidiaries during such period (other than Investments made in Borrower by a Restricted Subsidiary of Borrower), less (d) Other Capitalized Costs.
     “Other Capitalized Costs” means the gross amount capitalized, for such period, as long term assets (net of cash received in respect of long term assets), other than Capital Expenditures.
     “Outside Date” mean the seventieth (70th) day following the Filing Date.
     “Paid in Full” and “Payment in Full” shall have the meanings set forth in the Intercreditor Agreement.
     “Per Diem Amount” means the product of (a) $8,872.63 times (b) the number of days after the Filing Date through and including the Effective Date.
     “Permitted Priority Liens” shall have the meaning set forth in subsection 3.2(A).
     “Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).
     “Personal Property Security Legislation” means any applicable personal property security legislation as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations thereunder or related thereto.

     “Plan of Reorganization” means the Debtors’ Pre-Packaged Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code dated August 4, 2008.
     “Portola Allied Tool” means Portola Allied Tool, Inc., a Delaware corporation.
     “PPSA” means the Personal Property Security Act (Ontario) as such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations thereunder or related thereto. Reference to sections of the PPSA shall be construed to also refer to any successor sections.
     “Pre-Petition Facility” means the credit facility provided pursuant to the Pre-Petition Loan Agreement.
     “Pre-Petition Loan Agreement” shall have the meaning set forth in the preamble hereto.
     “Pre-Petition Loan Agreement Claims” means all claims arising under or pursuant to the Pre-Petition Loan Agreement, the Pre-Petition Security Agreement and the Intercreditor Agreement that remain unpaid and outstanding as of the Effective Date.
     “Pre-Petition Security Agreement” means those separate security agreements, hypothecs and debentures executed by Borrower and its Restricted Subsidiaries in favor of GE Capital (or as successor-in-interest to Heller Financial, Inc.), individually and/or in its capacity as Agent for the lenders, in connection with the Pre-Petition Facility.
     “Priority Professional Expenses” means those expenses entitled to a priority as set forth in the definition of the term “Professional Fee Carve-Out” in sub-clause (iii) of clause “first” of the definition of the term “Agreed Administrative Expense Priorities”.
     “Pro Rata Share” means a Lender’s right to receive payments of interest and principal with respect to the Term Loans, except as otherwise provided in subsection 8.5(A), the percentage obtained by dividing (i) the outstanding amount of the Term Loans made by or assigned to such Lender by (ii) the outstanding amount of the Term Loans, in each case as the applicable percentages may be adjusted by assignments permitted pursuant to subsection 8.1. The Pro Rata Shares of each Lender as of the Effective Date are set forth on Schedule 1.1(A) hereto.
     “Proceeds” means all proceeds of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, any Collateral including, without limitation, all claims against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance with respect to any Collateral, and any condemnation or requisition payments with respect to any Collateral, in each case whether now existing or hereafter arising.
     “Professional Fees” shall have the meaning set forth in subsection 1.3(B).

     “Projected Aggregate Collections” means, as of any day or with respect to any period, the sum total of the line items designated in the “Receipts” section of the Approved Budget as of such date or for such period.
     “Projected Aggregate Disbursements” means, as of any day or with respect to any period, the line item designated as “Total Disbursements” in the Approved Budget as of such date or for such period.
     “Projected Net Cash Flow Before Borrowings” means, as of any day or with respect to any period, the sum of the line items designated as “Net Cash Flow Before Borrowings” in the Approved Budget as of such date or for such period.
     “Projections” means the Borrower’s forecasted: (a) Consolidated balance sheets; (b) Consolidated and consolidating profit and loss statements; (c) Consolidated cash flow statements; and (d) Consolidated capitalization statements, all prepared on a consistent basis with the Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
     “Public Equity Offering” means a bona fide underwritten sale of common stock of Borrower pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Borrower or its Subsidiaries) that is declared effective by the Securities and Exchange Commission.
     “Reaffirmation and Forbearance Agreement” means that certain Reaffirmation of Existing Credit Support Documents and Forbearance Agreement, dated as of August 27, 2008, among the Non-Debtor Loan Parties, Borrower, Portola Allied Tool, Tech Industries, Agents and Pre-Petition Agent.
     “Real Estate” means all now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all now or hereafter owned or leased interests in the improvements and emblements thereon, the fixtures attached thereto and the easements appurtenant thereto.
     “Register” shall have the meaning set forth in subsection 8.1(B).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States or any successor regulation, as the same may be amended or supplemented from time to time.
     “Related Fund” shall have the meaning set forth in subsection 8.1(G).
     “Release” means any release, known threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

     “Requisite Lenders” means Lenders having sixty-six and two-thirds percent (66-2/3%) or more of the aggregate outstanding principal balance of the Term Loans.
     “Restricted Subsidiary” means any Subsidiary of Borrower, whether existing on or after the date hereof, unless such Subsidiary is an Unrestricted Subsidiary or is designated an Unrestricted Subsidiary prior to the date it becomes a Subsidiary. As of the Effective Date, each of Canadian Restricted Subsidiary, China Restricted Subsidiary, Czech Restricted Subsidiary, Hong Kong Restricted Subsidiary, U.K. Restricted Subsidiary, Mexican Restricted Subsidiary, New Zealand Restricted Subsidiary, Portola Allied Tool and Tech Industries are deemed a Restricted Subsidiary.
     “Restructuring Support Agreement” means the Restructuring Support Agreement dated as of July 24, 2008 among the Borrower, General Electric Capital Corporation, the Administrative Agent, the Lenders, TCW Shared Opportunity Fund IV, LP, TCW Shared Opportunity Fund IVB, LP and TCW Shared Opportunity Fund V, LP, as amended, supplement or restated from time to time.
     “Security Agreement” means those separate security agreements, hypothecs and debentures executed by Borrower, the Guarantors and its Restricted Subsidiaries in favor of Collateral Agent, and securing Borrower’s, the Guarantors’ and its Restricted Subsidiaries’ Obligations hereunder and under the Loan Documents.
     “Security Documents” means, collectively, the US Security Documents, the UK Security Documents, the Canadian Security Documents and the Mexican Security Documents.
     “Senior Note Documents” means the Senior Note Indenture and the other documents, instruments and agreements executed or delivered in connection with the issuance of the Senior Notes.
     “Senior Note Indenture” means that certain Indenture dated as of January 23, 2004, between Borrower and the Senior Note Trustee, as amended, supplemented or restated from time to time.
     “Senior Note Trustee” means, US Bank National Association, as trustee for the holders of the Senior Notes.
     “Senior Notes” means Borrower’s Senior Notes issued under the Senior Note Indenture in an aggregate principal amount of $180,000,000.
     “Senior Secured Debt” means “First Lien Obligations,” as such term is defined in the Intercreditor Agreement, in respect of the “Prepetition First Lien Loan Agreement,” as such term is defined in the Intercreditor Agreement.
     “Subordinated Indebtedness” means Indebtedness of Borrower or any of its Restricted Subsidiaries that is subordinated in right of payment to the Obligations on terms reasonably satisfactory to Administrative Agent.

     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
     “Tech Industries” means Portola Tech International, Inc., a Rhode Island corporation.
     “Term Loans” shall have the meaning set forth in subsection 1.1(A).
     “UK Restricted Subsidiary” means, collectively, Portola Packaging Limited, a corporation organized under the laws of England and Wales, and Portola Limited, a corporation organized under the laws of England and Wales.
     “UK Security Documents” means all instruments, documents and agreements executed by or on behalf of UK Restricted Subsidiary or any other Person to guaranty or provide collateral security with respect to the Obligations of Borrower including, without limitation, the Security Agreement, any other security agreement or pledge agreement, any guaranty of the Obligations (including, without limitation, the Guaranties), any mortgage or deed of trust, and all instruments, documents and agreements executed pursuant to the terms of the foregoing, in each case as amended, restated, supplemented or otherwise modified from time to time, including without limitation pursuant to the Reaffirmation and Forbearance Agreement, as applicable.
     “Unfinanced Capital Expenditures” means, for any period (a) Capital Expenditures for such period, less (b) the portion of such Capital Expenditures financed under capital leases or other Indebtedness.
     “Uniform Commercial Code” has the meaning specified therefor in subsection 11.2.
     “Unrestricted Subsidiary” means (a) those Subsidiaries designated as Unrestricted Subsidiaries on subschedule 7.7, (b) any Subsidiary of Borrower which at the time of determination is designated an Unrestricted Subsidiary (as designated by the Board of Directors of Borrower as provided below) and (c) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Borrower may designate any Subsidiary (other than Canadian Restricted Subsidiary, China Restricted Subsidiary, Czech Restricted Subsidiary, Hong Kong Restricted Subsidiary, U.K. Restricted Subsidiary, Mexican Restricted Subsidiary, New Zealand Restricted Subsidiary, Portola Allied Tool or Tech Industries) as an Unrestricted Subsidiary so long as (x) neither Borrower nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness or any other obligation or liability of such Subsidiary, (y) no default with respect to any Indebtedness or any other obligation or liability of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness or any other obligation or liability of Borrower or any Restricted Subsidiary to declare a default on such other Indebtedness, obligation or liability of Borrower or a Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (z) neither Borrower nor any Restricted Subsidiary shall have made any Investment in such Subsidiary unless such Investment is permitted under subsection 3.3. Any such designation by the Board of Directors shall be evidenced by a resolution of the Board of Directors delivered to Administrative Agent. The Board of Directors of Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary at any time in the same manner as it would designate a Subsidiary as an Unrestricted Subsidiary, so long as immediately after such designation as a Restricted Subsidiary, there would be no Default or Event of Default hereunder.
     “US Dollar”, “Dollar” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States of America.
     “US Security Documents” means all instruments, documents and agreements executed by or on behalf of Borrower or any other Person to guaranty or provide collateral security with respect to the Obligations of Borrower including, without limitation, the Security Agreement, any other security agreement or pledge agreement, any guaranty of the Obligations (including, without limitation, the Guaranties), any mortgage or deed of trust, and all instruments, documents and agreements executed pursuant to the terms of the foregoing, in each case as amended, restated, supplemented or otherwise modified from time to time, including without limitation pursuant to the Reaffirmation and Forbearance Agreement, as applicable.
     11.2 Other Definitional Provisions. References to “Sections”, “subsections”, “Exhibits,” “Schedules” and “subschedules” shall be to Sections, subsections, Exhibits, Schedules and subschedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 11.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. References to an agreement shall include all amendments, restatements, modifications and supplements to such agreement, subject to such consents or approvals of applicable Agent or any Lenders as may be required by the terms of this Agreement. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements of the Borrower and its Subsidiaries. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein.
[Signature pages follow.]

     Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

PORTOLA PACKAGING, INC., as Borrower

By:

Name:
Title:
Signature Page to Amended and Restated Senior Post-Petition Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent

By:

Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender

By:

Name:
Title:
Signature Page to Amended and Restated Senior Post-Petition Credit Agreement

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 4.2 (D)	-	Compliance Certificate

Exhibit 11.1(A)	-	Assignment and Acceptance Agreement

Exhibit 11.1(B)	-	Form of Term Note

Annexes

Annex I	-	Approved Budget

Annex II	-	Permitted Priority Liens

Annex III	-	Financial Ratios

Annex IV	-	Form of Interim Financing Order

Schedules

Schedule 1.1(A)	-	Lenders and Pro Rata Shares of Term Loans

Schedule 2.10	-	Post-Closing Obligations

Schedule 3.1	-	Existing Indebtedness

Schedule 3.2(A)(10)	-	Liens

Schedule 3.4	-	Contingent Obligations

Schedule 3.8	-	Affiliate Transactions

Schedule 3.9	-	Business Description

Schedule 5.2	-	Material Adverse Effect

Schedule 5.4(A)	-	Jurisdictions of Organization and Qualifications

Schedule 5.4(B)	-	Capitalization

Schedule 5.6	-	Title to Properties, Etc.

Schedule 5.7	-	Intellectual Property

Schedule 5.8	-	Investigations and Audits

1

Schedule 5.9	-	Employee Matters

Schedule 5.11	-	Environmental Matters

Schedule 7.1	-	Conditions Precedent

Schedule 7.1(G)	-	Deliverables

Schedule 7.1(I)	-	Litigation

Subschedule 7.4	-	Investments

Subschedule 7.7	-	Subsidiaries

2